MASTER SEPARATION AND DISTRIBUTION AGREEMENT
THIS MASTER SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is made and entered into effective as of [●], 2016 (the “Effective Date”), by and among The Manitowoc Company, Inc., a Wisconsin corporation (“Manitowoc ParentCo”), and Manitowoc Foodservice, Inc., a Delaware corporation and wholly-owned subsidiary of Manitowoc ParentCo (“SpinCo”). Capitalized terms used and not otherwise defined in this Agreement have the meanings ascribed to such terms in Article 1 of this Agreement.
RECITALS
WHEREAS, Manitowoc ParentCo has determined that it would be appropriate, desirable and in the best interests of Manitowoc ParentCo and Manitowoc ParentCo’s shareholders to separate the Foodservice Business from Manitowoc ParentCo;
WHEREAS, on the Distribution Date and subject to the terms and conditions of this Agreement, Manitowoc ParentCo intends to distribute to holders of shares of Manitowoc ParentCo Common Stock all of the outstanding shares of SpinCo Common Stock (the “Distribution”);
WHEREAS, it is intended that the Contribution (defined below) and Distribution and certain related transactions will qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Sections 355 and 368(a)(1)(D) and related provisions of the Code; and
WHEREAS, the parties intend in this Agreement and the Ancillary Agreements to set forth the principal arrangements between them regarding the Separation and Distribution.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
The following terms, as used in this Agreement, have the following meanings:
“2020 Notes” refers to notes issued by Manitowoc ParentCo on October 18, 2010 with an outstanding principal of $600,000,000, bearing interest at a rate of 8.50% per annum payable semi-annually in May and November of each year, and due in 2020.
“Action” means any suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person.
“ADR” has the meaning set forth in Section 7.3(b) of this Agreement.
“Affiliate” of any specified Person means any other Person directly or indirectly “controlling,” “controlled by,” or “under common control with” (within the meaning of the Securities

Act), such specified Person; provided, however, that for purposes of this Agreement, unless this Agreement expressly provides otherwise, the determination of whether a Person is an Affiliate of another Person will be made assuming that no member of the Manitowoc ParentCo Group is an Affiliate of the SpinCo Group.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Ancillary Agreements” means each of the Employee Matters Agreement, the Transition Services Agreement, the Intellectual Property Matters Agreement and the Tax Matters Agreement, including any exhibits, schedules, attachments, tables or other appendices thereto, and each agreement and other instrument contemplated herein or therein.
“Annual Financial Statements” means the financial statements for each of the years ended December 31, 2015 and December 31, 2016.
“Annual Report” has the meaning set forth in Section 4.9(c) of this Agreement.
“Assets” means assets, properties and rights (including goodwill and rights arising under Contracts or pursuant to any Action), wherever located (including in the possession of vendors, other Persons or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.
“Audited Party” has the meaning set forth in Section 4.9(b) this Agreement.
“Borrowed Proceeds” refers to the cash proceeds SpinCo receives from external borrowing prior to the Distribution to fund its operations and to make the Borrowed Proceeds Distribution.
“Borrowed Proceeds Distribution” refers to SpinCo’s transfer of all or a portion of the Borrowed Proceeds to Manitowoc ParentCo.
“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.
“Claimed Amount” has the meaning set forth in Section 6.3(a) of this Agreement.
“Claim Notice” has the meaning set forth in Section 6.3(a) of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Contracts” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.
“Contribution” refers to Manitowoc ParentCo’s contribution of the FoodService Business to SpinCo described in Section 2.2 of this Agreement.

“Controlling Party” has the meaning set forth in Section 6.3(d)(ii)) of this Agreement.
“Corporate Litigation Matters” means (i) all Litigation Matters listed on Schedule 5.3(c) hereto and (ii) all Litigation Matters, whether filed before, on or after the Distribution Date, to the extent they assert (a) securities class actions or shareholder derivative claims, which allege Wrongful Acts, and (b) certain Manitowoc Foodservice Benefit Liabilities and certain Manitowoc ParentCo Benefit Liabilities as set forth in Section 11.7 of the Employee Matters Agreement.
“Covered Subsidiary” means a corporation or other legal entity controlled or owned, directly or indirectly, by Manitowoc ParentCo or SpinCo, as applicable, that satisfies the definition of “Subsidiary” under a Manitowoc ParentCo insurance policy.
“D&O Tail” has the meaning set forth in Section 5.4(a) of this Agreement.
“Damages” means all losses, claims, demands, damages, Liabilities, judgments, dues, penalties, assessments, fines (civil, criminal or administrative), costs, liens, forfeitures, settlements, fees or expenses (including reasonable attorneys’ fees and expenses and any other expenses reasonably incurred in connection with investigating, prosecuting or defending a claim or Action), of any nature or kind, whether or not the same would properly be reflected on any financial statements or the footnotes thereto.
“Dispute” has the meaning set forth in Section 7.3(a) of this Agreement.
“Dispute Resolution Committee” has the meaning set forth in Section 7.3(a) of this Agreement.
“Distribution” has the meaning set forth in the Recitals to this Agreement.
“Distribution Agent” has the meaning set forth in Section 3.4(a) of this Agreement.
“Distribution Date” means the date on which the Distribution occurs.
“Distribution Ratio” means the number of shares of SpinCo Common Stock to be distributed in respect of each share of Manitowoc ParentCo Common Stock in the Distribution, which ratio shall be determined by the Manitowoc ParentCo Board prior to the Record Date.
“Effective Date” has the meaning set forth in the preamble to this Agreement.
“Employee Matters Agreement” means that certain Employee Matters Agreement entered into by and between Manitowoc ParentCo and SpinCo effective as of the Effective Date, as such Employee Matters Agreement may be amended from time to time.
“Environmental Law” means any federal, state, local, foreign or international statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law (including tort and environmental nuisance law), legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental authority, now or hereafter in effect, relating to health, safety, pollution or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or to emissions, discharges, releases or threatened releases of any substance currently or at any time hereafter listed, defined, designated or classified as hazardous, toxic, waste, radioactive or dangerous, or otherwise regulated, under any of the foregoing, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any such substances, including the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act and the Resource Conservation and Recovery Act and comparable provisions in state, local, foreign or international law.
“Environmental Liabilities” means all Liabilities relating to, arising out of, or resulting from, any Environmental Law or Contract relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements under Environmental Laws or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, together with the rules and regulations promulgated thereunder.
“First Post-Distribution Report” has the meaning set forth in Section 4.1(c) of this Agreement.
“Foodservice Assets” means (i) any and all Assets that are used exclusively or held for use exclusively in the Foodservice Business, (ii) all interests in the capital stock of, or any other equity interests in, the members of the SpinCo Group (other than SpinCo); (iii) any and all Assets that are expressly listed, scheduled or otherwise clearly described in this Agreement or any other Ancillary Agreement as Foodservice Assets or Assets to be transferred to SpinCo or any other member of the SpinCo Group, including, without limitation, those Assets set forth on Schedule 1 hereto, (iv) all rights of SpinCo under or pursuant to this Agreement, any Ancillary Agreement or any other instrument entered into in connection herewith or therewith, and (v) any and all Assets acquired by the SpinCo Group at any time after the Effective Date. Notwithstanding the foregoing, the Foodservice Assets shall not include any Assets (including tax attributes or claims for refund) allocated to Manitowoc ParentCo under the Tax Matters Agreement.
“Foodservice Business” means (i) the businesses and operations conducted by the Foodservice segment of Manitowoc ParentCo and its Affiliates (including, for purposes of this definition, SpinCo and its respective Affiliates) prior to the Effective Date, and (ii) except as otherwise expressly provided in this Agreement, any terminated, divested or discontinued businesses or operations that at the time of such termination, divestiture or discontinuation related to the Foodservice Business (as described in the foregoing clause (i)) as then conducted.
“Foodservice Liabilities” means (i) any and all Liabilities to the extent arising out of or relating to the Foodservice Business or the Foodservice Assets, in each case whether such Liabilities arise or accrue prior to, on or after the Effective Date (other than such Liabilities which are specifically retained by Manitowoc ParentCo under this Agreement or any Ancillary Agreement), (ii) any and all Liabilities that are expressly listed, scheduled or otherwise clearly described in this Agreement or any other Ancillary Agreement as Liabilities to be assumed by SpinCo or any other member of the SpinCo Group, (iii) all obligations of SpinCo under or pursuant to this Agreement, any Ancillary Agreement or any other instrument entered into in connection herewith or therewith, and (iv) any and all Liabilities to the extent arising out of or relating to the operation of any business conducted by the SpinCo Group at any time after the Effective Date. Notwithstanding the foregoing, the Foodservice Liabilities shall not include any Liabilities for Taxes that are allocated to Manitowoc ParentCo by the Tax Matters Agreement.
“Form 10” means the registration statement on Form 10 filed by SpinCo with the SEC to effect the registration of SpinCo Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time, including any amendment or supplement thereto.
“GAAP” means U.S. generally accepted accounting principles, consistently applied.
“Group” means either the Manitowoc ParentCo Group or the SpinCo Group, as the context may require.
“Indemnified Party” has the meaning set forth in Section 6.3(a) of this Agreement.
“Indemnifying Party” has the meaning set forth in Section 6.3(a) of this Agreement.
“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.
“Information Statement” has the meaning set forth in Section 3.3(c) of this Agreement.
“Insured” has the meaning set forth in Manitowoc ParentCo’s applicable insurance policies in effect for the relevant period. By way of example and not limitation, the term is defined in Manitowoc ParentCo’s directors’ and officers’ liability insurance policy (Travelers Casualty and Surety Company of America Policy No. 105635635) as “the Insured Persons and the Insured Organiztaions” (each as defined therein).
“Intellectual Property” has the meaning set forth in the Intellectual Property Matters Agreement.
“Intellectual Property Matters Agreement” means that certain Intellectual Property Matters Agreement entered into by and between Manitowoc ParentCo and SpinCo effective as of the Effective Date, as such Intellectual Property Matters Agreement may be amended from time to time.
“Interim Financial Statements” means the interim financial statements for the quarterly periods of each of the years ended December 31, 2015 and December 31, 2016.
“Internal Control Audit and Management Assessments” has the meaning set forth in Section 4.9(a) of this Agreement.

“Internal Reorganization” means the transactions outlined in that certain plan of reorganization titled The Manitowoc Company, Inc. Proposed Foodservice Separation Steps, dated [●], 2016.
“Liabilities” means debts, liabilities (including Environmental Liabilities), guarantees, assurances, commitments and obligations of any nature or description, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of or under (i) any Contract, Action, tort based theory or any other legal theory, (ii) any act or failure to act by any past or present Representative, whether or not such act or failure to act was within such Representative’s authority or (iii) any statute, ordinance, rule, regulation or code), and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.
“Litigation Matters” means (i) any Action, (ii) any internal business investigation, and (iii) any Pre-Litigation Claims.
“Manitowoc ParentCo” has the meaning set forth in the preamble to this Agreement.
“Manitowoc ParentCo Assets” means all assets of the Manitowoc ParentCo Entities and Foodservice Entities as of the Effective Date, other than the Foodservice Assets, it being understood that the Manitowoc ParentCo Assets shall include: (i) any and all Assets that are used exclusively or held for use exclusively in the Manitowoc ParentCo Business, (ii) all interests in the capital stock of, or any other equity interests in, the members of the Manitowoc ParentCo Group (other than Manitowoc ParentCo); (iii) any and all Assets that are expressly listed, scheduled or otherwise clearly described in this Agreement or any other Ancillary Agreement as Manitowoc ParentCo Assets or Assets to be transferred to Manitowoc ParentCo or any other member of the Manitowoc ParentCo Group, (iv) all rights of Manitowoc ParentCo under or pursuant to this Agreement, any Ancillary Agreement or any other instrument entered into in connection herewith or therewith, and (v) any and all Assets acquired by the Manitowoc ParentCo Group at any time after the Effective Date.
“Manitowoc ParentCo Board” means the Board of Directors of Manitowoc ParentCo.
“Manitowoc ParentCo Business” means the businesses or operations of Manitowoc ParentCo other than the Foodservice Business.
“Manitowoc ParentCo Common Stock” means the common stock, par value $0.01 per share, of Manitowoc ParentCo.
“Manitowoc ParentCo Entities” means the members of the Manitowoc ParentCo Group.
“Manitowoc ParentCo Exclusive Litigation Matters” means (i) all Litigation Matters listed on Schedule 5.3(b) hereto, (ii) all Litigation Matters which are exclusively related to the Manitowoc ParentCo Business, and (iii) external investigations or internal investigations, in each case which are initiated or arising before, on or after the Effective Date which primarily involve the Manitowoc ParentCo Business or any employee of the Manitowoc ParentCo Business at the time the event that gave rise to such investigation took place.

“Manitowoc ParentCo Group” means Manitowoc ParentCo and its Affiliates, excluding any entity that is a member of the SpinCo Group.
“Manitowoc ParentCo Indemnified Parties” has the meaning set forth in Section 6.1 of this Agreement.
“Manitowoc ParentCo Liabilities” means the Liabilities of Manitowoc ParentCo and the other members of the Manitowoc ParentCo Group, other than the Foodservice Liabilities.
“Manitowoc ParentCo Shared Contract” means any Contract relating in part to the Foodservice Business not included in the Foodservice Assets.
“Non-controlling Party” has the meaning set forth in Section 6.3(d)(ii) of this Agreement.
“Other Party’s Auditors” has the meaning set forth in Section 4.9(a) of this Agreement.
“Owning Party” has the meaning set forth in Section 4.2 of this Agreement.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity or any department, agency or political subdivision thereof.
“Possessor” has the meaning set forth in Section 4.3 of this Agreement.
“Post-Distribution Date Wrongful Acts” means Wrongful Acts that occur on or after the Distribution Date.
“Pre-Distribution Date Wrongful Acts” means Wrongful Acts that occur prior to the Distribution Date.
“Pre-Litigation Claims” means any claim, demand or assertion as to which SpinCo or Manitowoc ParentCo may later provide notice as a Third-Party Claim to the other party.
“Privilege” has the meaning set forth in Section 4.11(a) of this Agreement.
“Record Date” means the close of business on the date to be determined by the Manitowoc ParentCo Board as the record date for determining the shareholders of Manitowoc ParentCo entitled to receive shares of SpinCo Common Stock pursuant to the Distribution.
“Regulation S-K” means Regulation S-K of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act.
“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants or attorneys.
“Requestor” has the meaning set forth in Section 4.3 of this Agreement.
“Restricted Information” has the meaning set forth in Section 4.3 of this Agreement.

“Retention Period” has the meaning set forth in Section 4.4 of this Agreement.
“SEC” means the United States Securities and Exchange Commission or any successor agency.
“Securities Act” means the Securities Act of 1933, as amended from time to time, together with the rules and regulations promulgated thereunder.
“Separation” means (a) the Internal Reorganization, (b) the Contribution, (c) any other actions to be taken pursuant to Article II and (d) any other transfers of Assets and assumptions of Liabilities, in each case, between a member of one Group and a member of the other Group, provided for in this Agreement or any Ancillary Agreement.
“Shared Litigation Matters” means (i) all Litigation Matters listed on Schedule 5.3(e) hereto, (ii) all Litigation Matters which relate to both (a) the Manitowoc ParentCo Business, and (b) the Foodservice Business, but which are not SpinCo Exclusive Litigation Matters or Manitowoc ParentCo Exclusive Litigation Matters, and (iii) the Litigation Matters that involve Prior Corporate Function Liabilities, as set forth in the Employee Matters Agreement.
“SpinCo” has the meaning set forth in the preamble to this Agreement.
“SpinCo Certificate of Incorporation” has the meaning set forth in Section 3.2(d) of this Agreement.
“SpinCo Common Stock” means the common stock, par value $0.01 per share, of SpinCo.
“SpinCo Entities” means the members of the SpinCo Group.
“SpinCo Exclusive Litigation Matters” means (i) all Litigation Matters listed on Schedule 5.3(a) hereto, (ii) all Litigation Matters which are exclusively related to the Foodservice Business, and (iii) external investigations or internal investigations, in each case which are initiated or arising before, on or after the Effective Date which primarily involve the Foodservice Business or employees of the Foodservice Business at the time the event that gave rise to such investigation took place.
“SpinCo Group” means, as of any time of determination (whether before or after the Distribution), the group consisting of (i) SpinCo, (ii) each entity that is a Subsidiary of SpinCo as of the time of determination, (iii) each entity that is not a Subsidiary of SpinCo as of a time of determination before the Distribution but that later becomes a Subsidiary of SpinCo by the time of the Distribution, and (iv) each entity that becomes an Affiliate (other than a Subsidiary) of SpinCo after the Distribution.
“SpinCo Indemnified Parties” has the meaning set forth in Section 6.2 of this Agreement.
“SpinCo Shared Contract” means any Contract included in the Foodservice Assets relating in part to the Manitowoc ParentCo Business.

“SpinCo Transfer Agent” means the transfer agent and registrar for the SpinCo Common Stock.
“Subsidiary” means, with respect to a Person, any Entity that is controlled, directly or indirectly, by such Person.
“Tax” and “Taxes” have the meanings set forth in the Tax Matters Agreement.
“Tax Advisor” has the meaning set forth in the Tax Matters Agreement.
“Tax Matters Agreement” means that certain Tax Matters Agreement entered into by and between Manitowoc ParentCo and SpinCo effective as of the Effective Date, as such Tax Matters Agreement may be amended from time to time.
“Tax-Related Losses” has the meaning set forth in the Tax Matters Agreement.
“Term Loan A” refers to the 5 year term loan with a principal amount of $350,000,000 Manitowoc ParentCo borrowed pursuant to a senior credit facility with JPMorgan Chase Bank, N.A. as administrative agent.
“Term Loan B” refers to the 7 year term loan with a principal amount of $200,000,000 Manitowoc ParentCo borrowed pursuant to a senior credit facility with JPMorgan Chase Bank, N.A. as administrative agent.
“Third-Party Claim” has the meaning set forth in Section 6.3(d)(i) of this Agreement.
“Transition Services Agreement” means the Transition Services Agreement entered into by and between Manitowoc ParentCo and SpinCo effective as of the Effective Date, pursuant to which Manitowoc ParentCo will provide certain transition services for SpinCo, and pursuant to which SpinCo will provide certain transition services to Manitowoc ParentCo, as such Transition Services Agreement may be amended from time to time.
“Wrongful Act” has the meaning set forth in Manitowoc ParentCo’s applicable insurance policies in effect for the relevant period. By way of example and not limitation, the term is defined in Manitowoc ParentCo’s directors’ and officers’ liability insurance policy (Travelers Casualty and Surety Company of America Policy No. 105635635) as “any actual or alleged: (1) error, misstatement, misleading statement, act, omission, neglect, or breach of duty committed or attempted: (a) by any Insured Person in their capacity as such, or in an Outside Position; or (b) with respect to Insuring Agreement C, by the Insured Organization; or (2) matter claimed against the Insured Person solely because of their serving in such capacity or in an Outside Position. Except as provided in Insuring Agreement E, Wrongful Act does not include any conduct committed or attempted by any Insured Person in their capacity as a director, officer, manager, trustee or employee of any entity other than the Insured Organization, or any functional equivalent position, even if service in such capacity is with the knowledge and consent of, at the director or request of, or part of the duties regularly assigned to such Insured Person by the Insured Organization.” The parties acknowledge that any determination as to the treatment of a particular matter under any such insurance policy (i.e., whether a particular matter would be covered by such policy or not) will not affect, reduce or otherwise be construed as a limitation of the scope of this definition.

ARTICLE 2
THE SEPARATION
Section 2.1    Internal Reorganization; Transfer of Assets and Assumption of Liabilities.
(a)    Prior to the Distribution, the parties shall cause any remaining actions contemplated under the Internal Reorganization to be completed, and shall, and shall cause their respective Subsidiaries to, execute all such instruments, assignments, documents and other agreements necessary to fully effect the Internal Reorganization.
(b)    Prior to the Distribution, the parties shall, and shall cause their respective Subsidiaries to, (i) execute such instruments of assignment and transfer and take such other corporate actions as are necessary to (A) transfer to one or more members of the SpinCo Group all of the right, title and interest of the Manitowoc ParentCo Group in and to all Foodservice Assets and (B) transfer to one or more members of the Manitowoc ParentCo Group all of the right, title and interest of the SpinCo Group in and to all Manitowoc ParentCo Assets and (ii) take all actions necessary to (A) cause one or more members of the SpinCo Group to assume all of the Foodservice Liabilities to the extent such Foodservice Liabilities would otherwise remain obligations of any member of the Manitowoc ParentCo Group and (B) cause one or more members of the Manitowoc ParentCo Group to assume all of the Manitowoc ParentCo Liabilities to the extent such Manitowoc ParentCo Liabilities would otherwise remain obligations of any member of the SpinCo Group. Notwithstanding anything to the contrary (x) neither party shall be required to transfer any Information except as required by Article IV and (y) this Agreement and the Ancillary Agreements do not purport to transfer any insurance policy.
Section 2.2    The Contribution. Manitowoc ParentCo will transfer the Foodservice Business to SpinCo prior to the Distribution in a transaction governed by Section 361(a) and (b) of the Code via the following steps:
(a)    Manitowoc ParentCo will contribute all of the equity interests in Manitowoc FSG U.S. Holding, LLC to SpinCo;
(b)    Manitowoc ParentCo will contribute all of the equity interests in Manitowoc Cayman Islands Funding Ltd. to SpinCo;
(c)    Manitowoc ParentCo will contribute all of the equity interests in Manitowoc Foodservice Germany Holding GmbH to SpinCo; and
(d)    Manitowoc ParentCo will transfer any portion of the Foodservice Business not described above via this Agreement, the Intellectual Property Matters Agreement or Employee Matters Agreement, including the Foodservice Assets and the Foodservice Liabilities.
(e)    In exchange for all of the foregoing, SpinCo shall issue to Manitowoc ParentCo a single stock certificate representing [●] shares of SpinCo Common Stock.
The foregoing steps shall be referred to as the “Contribution.”

Section 2.3    Borrowed Proceeds Distribution.
(a)    Before the Borrowed Proceeds Distribution, MTW Foodservice Escrow Corp., a Delaware corporation and a direct wholly owned subsidiary of SpinCo, shall merge with and into SpinCo, with SpinCo being the surviving corporation, in a transaction governed by Section 332 of the Code.
(b)    SpinCo shall make the Borrowed Proceeds Distribution to Manitowoc ParentCo before the Distribution as part of the Section 368(a)(1)(D) reorganization in a transaction governed by Section 361 of the Code.
(c)    Manitowoc ParentCo will deposit the cash received from the Borrowed Proceeds Distribution in a segregated bank account and use the cash to repay its 2020 Notes and all or a portion of the Term Loan A and Term Loan B pursuant to Section 361(b)(3) of the Code.
Section 2.4    Governmental Approvals and Consents; Transfers, Assignments and Assumptions Not Effected Prior to the Distribution.
(a)    To the extent that any of the transactions contemplated by this Agreement or any Ancillary Agreement requires any governmental approval or consent, the parties will use their reasonable best efforts to obtain such governmental approval or consent.
(b)    To the extent that any transfer or assignment of Assets or assumption of Liabilities contemplated by this Agreement or any Ancillary Agreement shall not have been consummated prior to the Distribution, the parties shall use reasonable best efforts to effect, and shall cause the other members of their Group to effect, such transfers as soon after the Distribution as shall be practicable. Nothing in this Agreement shall be deemed to require the transfer of any Assets or the assumption of any Liabilities that by their terms or operation of law cannot or should not be transferred. In the event that any such transfer of Assets or assumption of Liabilities has not been consummated, from and after the Distribution until such time as such Asset is transferred or such Liability is assumed (i) the party retaining such Asset shall thereafter hold such Asset for the use and benefit of the party entitled to it (at the expense of the party entitled to it) and (ii) the party intended to assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the party retaining such Asset or Liability shall, insofar as reasonably practicable and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business consistent with past practice and take such other actions as may be reasonably requested by the party entitled to such Asset or by the party intended to assume such Liability in order to place such party, insofar as reasonably practicable, in the same position as if such Asset or Liability had been transferred or assumed as contemplated by this Agreement or by any Ancillary Agreement and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and control over such Asset or Liability, are to inure from and after the Distribution to the member or members of the Group entitled to such Asset or intended to assume such Liability. In furtherance of the foregoing three sentences, the parties agree that, as of the Distribution, each party shall be deemed to have acquired beneficial ownership over all of the Assets, together with all rights and privileges incident thereto, and shall be deemed to have assumed all of the Liabilities, and all duties, obligations and responsibilities incident thereto, that such party is entitled to acquire or intended to assume pursuant to the terms of this Agreement or the applicable Ancillary Agreement.
(c)    If and when the applicable consents, governmental approvals and/or conditions referred to in Section 2.4(b) are obtained or satisfied, the transfer or assumption of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement or the applicable Ancillary Agreement.
(d)    The party retaining any Asset or Liability due to the deferral of the transfer of such Asset or the deferral of the assumption of such Liability pursuant to Section 2.4(b) or otherwise shall not be obligated, in connection with this Section 2.2, to expend any money or take any action that would require the expenditure of money unless the party entitled to such Asset or the party intended to assume such Liability advances the necessary funds.
(e)    From and after the Distribution, the parties agree to treat, for U.S. federal, state, local and non-U.S. income tax purposes, any Asset or Liability that is not transferred prior to the Distribution and is subject to the provisions of Section 2.4(b) as owned by the member of the Group to which such Asset or Liability was intended to be transferred. The parties shall not take any position inconsistent with this Section 2.4(e) unless otherwise required by applicable Law.
Section 2.5    Termination of Agreements.
(a)    Except as set forth in Section 2.5(b), the Manitowoc ParentCo Entities, on the one hand, and the FoodserviceCo Entities, on the other hand, hereby terminate any and all Intercompany Agreements, effective as of the Distribution. No terminated Intercompany Agreement (including any provision thereof that purports to survive termination) shall be of any further force or effect from and after the Distribution. Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the provisions of this Section 2.5(a). The parties, on behalf of the members of their respective Groups, hereby waive any advance notice provision or other termination requirements with respect to any Intercompany Agreement.
(b)    The provisions of Section 2.5(a) shall not apply to any of the following Intercompany Agreements (or to any of the provisions thereof):
(i)    any Intercompany Agreement to which any non-wholly owned Subsidiary or non-wholly owned Affiliate of Manitowoc ParentCo or SpinCo, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned);
(ii)    any other Intercompany Agreement that this Agreement or any Ancillary Agreement expressly contemplates will survive the Distribution; and
(iii)    any Intercompany Agreement listed or described on Schedule 2.3(b)(iii).
(c)     Except as otherwise expressly and specifically provided in this Agreement or any Ancillary Agreement, the relevant members of the Manitowoc ParentCo Group and the SpinCo

Group shall satisfy all intercompany receivables, payables, loans and other accounts between any Manitowoc ParentCo Entity, on the one hand, and any SpinCo Entity, on the other hand, in existence as of immediately prior to the Distribution and after giving effect to the Internal Reorganization no later than the Distribution by (i) forgiveness by the relevant obligee or (ii) one or a related series of repayments, distributions of and/or contributions to capital, in each case as agreed by Manitowoc ParentCo and SpinCo.
Section 2.6    No Representations or Warranties. Each of Manitowoc ParentCo (on behalf of itself and each other Manitowoc ParentCo Entity) and SpinCo (on behalf of itself and each other SpinCo Entity) understands and agrees that, except as expressly set forth in this Agreement or in any Ancillary Agreement, no party (including its Affiliates) to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, makes any representations or warranties relating in any way to the Assets, businesses or Liabilities transferred or assumed as contemplated hereby or thereby, to any consent required in connection therewith, to the value or freedom from any Security Interests of, or any other matter concerning, any Assets of such party, or to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any party, or to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth in this Agreement or in any Ancillary Agreement, (a) the parties and the members of their respective Groups are transferring all such Assets on an “as is,” “where is” basis, (b) the parties are expressly disclaiming any implied warranty of merchantability, fitness for a specific purpose or otherwise, (c) the respective transferees shall bear the economic and legal risks that any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any security interest, pledge, lien, charge, claim or other encumbrance, and (d) none of the Manitowoc ParentCo Entities or the SpinCo Entities (including their Affiliates) or any other Person makes any representation or warranty with respect to any information, documents or material made available in connection with the Separation or the Distribution, or the entering into of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, except as expressly set forth in this Agreement or any Ancillary Agreement.
Section 2.7    Shared Contracts. Except as otherwise set forth in the Employee Matters Agreement, to the extent applicable, Manitowoc ParentCo and SpinCo agree as follows:
(a)    Manitowoc ParentCo will, and will cause the other members of the Manitowoc ParentCo Group to, to the extent specifically permitted by the applicable Manitowoc ParentCo Shared Contract and applicable law, assign such Manitowoc ParentCo Shared Contract in part to SpinCo and the applicable members of the SpinCo Group so that each party or the applicable members of its Group will be entitled to the benefits and rights relating to its or their business and will assume its or their related portion of any Liabilities under the Manitowoc ParentCo Shared Contracts.
(b)    If any Manitowoc ParentCo Shared Contract cannot be so partially assigned by its terms, each party will, and will cause the other members of its Group to, cooperate and use commercially reasonable efforts to enter into an arrangement with the counterparty to each Manitowoc ParentCo Shared Contract to amend such Contract so as to delete all obligations therefrom to the extent that such obligations relate to the Foodservice Business, and enter into a new Contract with the applicable counterparty which solely relates to the Foodservice Business, on substantially equivalent terms and conditions as are then in effect under such Manitowoc ParentCo Shared Contract; provided, however, that neither Manitowoc ParentCo nor SpinCo will be required to pay any consideration to any third Person in connection with implementing the arrangements contemplated by this Section 2.7. If and when such consents or approvals are obtained or such other required actions have been taken, the partial assignment of such Manitowoc ParentCo Shared Contract will be effected in accordance with the terms of this Agreement.
(c)    With respect to each Manitowoc ParentCo Shared Contract for which the arrangements described in Section 2.7(b) could not be entered into prior to the Distribution Date, Manitowoc ParentCo and SpinCo will, and will cause the other members of its respective Group to, cooperate in any lawful and reasonable arrangement, to the extent so permitted under the terms of such Manitowoc ParentCo Shared Contract and applicable law, to provide the SpinCo Group members the benefits and obligations of any such Manitowoc ParentCo Shared Contract with respect to the Foodservice Business, including subcontracting, licensing, sublicensing, leasing or subleasing to the SpinCo Group members any or all of Manitowoc ParentCo Group’s rights and obligations with respect to such Manitowoc ParentCo Shared Contract with respect to the Foodservice Business. In any such arrangement, SpinCo will (i) bear the sole responsibility for completion of the work or provision of goods and services, (ii) bear all Taxes with respect thereto or arising therefrom, (iii) be solely entitled to all benefits thereof, economic or otherwise, (iv) be solely responsible for any warranty or breach thereof, any repurchase, indemnity and service obligations thereof and any damages related to termination of such Manitowoc ParentCo Shared Contracts, and (v) promptly reimburse the reasonable costs and expenses of Manitowoc ParentCo and the other members of the Manitowoc ParentCo Group related to such SpinCo activities.
(d)    The foregoing terms will apply mutatis mutandis to any SpinCo Shared Contract.
(e)    The rights and obligations of Manitowoc ParentCo and SpinCo pursuant to this Section 2.7 will terminate 24 months after the Distribution Date.
ARTICLE 3
THE DISTRIBUTION
Section 3.1    The Distribution. The Board of Directors of Manitowoc ParentCo may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution. SpinCo will cooperate with Manitowoc ParentCo in all respects to accomplish the Distribution and will, at Manitowoc ParentCo’s direction, promptly take any and all actions necessary or desirable to effect the Distribution.
Section 3.2    Actions Prior to the Distribution. In connection with the Distribution, Manitowoc ParentCo (subject to its rights of termination set forth in this Agreement) and SpinCo will take the actions set forth in this Section 3.2 and otherwise use commercially reasonable efforts to consummate the Distribution:
(a)    Manitowoc ParentCo shall mail a notice of Internet availability of the Information Statement or the Information Statement to the Manitowoc ParentCo shareholders.

(b)    Each of SpinCo and Manitowoc ParentCo will use its commercially reasonable efforts to take all such action as may be necessary or desirable under applicable state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the Distribution.
(c)    SpinCo will prepare, file and use commercially reasonable efforts to seek to make effective, an application for listing of the SpinCo Common Stock to be distributed in the Distribution on the New York Stock Exchange, subject to official notice of issuance.
(d)    Manitowoc ParentCo and SpinCo will, and will cause their Subsidiaries to, complete any remaining actions contemplated under the Internal Reorganization and the Contribution.
(e)    Manitowoc ParentCo and SpinCo will each take all necessary action that may be required to provide for the adoption by SpinCo of the Restated Certificate of Incorporation of SpinCo (the “SpinCo Certificate of Incorporation”) and the Bylaws of SpinCo, each in such form as may be reasonably determined by SpinCo and Manitowoc ParentCo, and SpinCo will file the SpinCo Certificate of Incorporation with the Secretary of State of the State of Delaware.
(f)    Manitowoc ParentCo will enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.
(g)    Prior to the Distribution, the existing directors of SpinCo shall duly elect the individuals listed as members of the SpinCo board of directors in the Information Statement, and such individual shall become the members of the SpinCo board of directors effective as of no later than immediately prior to the Distribution.
(h)    Prior to the Distribution, each individual who will be an employee of any Manitowoc ParentCo Entity after the Distribution and who is a director or officer of any SpinCo Entity shall have resigned or been removed from each such directorship and office held by such individual, effective no later than immediately prior to the Distribution.
(i)    Each of SpinCo and Manitowoc ParentCo will take all reasonable steps necessary or desirable to cause the conditions set forth in Section 3.3 to be satisfied and to effect the Distribution.
Section 3.3    Conditions to Distribution. The consummation of the Distribution will be subject to the satisfaction, or waiver by Manitowoc ParentCo in its sole and absolute discretion, of the conditions set forth in this Section 3.3. Any determination by Manitowoc ParentCo regarding the satisfaction or waiver of any of such conditions will be conclusive.
(a)    The Manitowoc ParentCo Board shall, in its sole and absolute discretion, have authorized and approved the Separation and the Distribution and not withdrawn such authorization and approval.
(b)    The Manitowoc ParentCo Board shall have declared the dividend of SpinCo Common Stock to the Manitowoc ParentCo shareholders.

(c)    The SEC shall have declared the Form 10 effective under the Exchange Act, no stop order suspending the effectiveness of the Form 10 shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC, and the Information Statement included therein (the “Information Statement”) or a notice of Internet availability of the Information Statement will have been mailed to the Manitowoc ParentCo shareholders.
(d)    The New York Stock Exchange or another national securities exchange approved by the Manitowoc ParentCo Board shall have accepted the SpinCo Common Stock for listing, subject to official notice of issuance.
(e)    The Internal Reorganization and Contribution shall have been completed.
(f)    Manitowoc ParentCo shall have received an opinion from its Tax Advisor, in form and substance satisfactory to Manitowoc ParentCo in its sole and absolute discretion, that, subject to the accuracy of and compliance with certain representations, assumptions and covenants, the Distribution and certain related transactions will qualify for non-recognition of gain or loss to Manitowoc ParentCo or its shareholders pursuant to Sections 355 and 368 and related provisions of the Code, except to the extent of cash received in lieu of fractional shares.
(g)    No order, injunction or decree that would prevent the consummation of the Distribution shall be threatened, pending or issued (and still in effect) by any Governmental Authority of competent jurisdiction, no other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect, and no other event outside the control of Manitowoc ParentCo shall have occurred or failed to occur that prevents the consummation of the Distribution.
(h)    No other events or developments shall have occurred prior to the Distribution that, in the judgment of the Manitowoc ParentCo Board, would result in the Distribution having a material adverse effect on Manitowoc ParentCo or its shareholders.
(i)    Each of the Ancillary Agreements will have been duly executed and delivered by the parties thereto.
(j)    The SpinCo Certificate of Incorporation and Bylaws, in the form specified in Section 3.2(e), shall be in effect.
Each of the foregoing conditions is for the sole benefit of Manitowoc ParentCo and will not give rise to or create any duty on the part of Manitowoc ParentCo or its board of directors to waive or not to waive any such condition or to effect the Distribution, or in any way limit Manitowoc ParentCo’s rights of termination set forth in this Agreement.
Section 3.4    Certain Shareholder Matters.
(a)    Subject to Section 3.3 and Section 3.4(c) hereof, on or prior to the Distribution Date, Manitowoc ParentCo will deliver to a distribution agent to be appointed by Manitowoc ParentCo (the “Distribution Agent”) for the benefit of holders of record of Manitowoc ParentCo Common Stock on the Record Date, a single stock certificate, endorsed by Manitowoc ParentCo in blank, representing all of the outstanding shares of SpinCo Common Stock then owned by Manitowoc ParentCo, and Manitowoc ParentCo will instruct the Distribution Agent to deliver to the SpinCo Transfer Agent true, correct and complete copies of the stock and transfer records reflecting the holders of Manitowoc ParentCo Common Stock entitled to receive shares of SpinCo Common Stock in connection with the Distribution. Manitowoc ParentCo will cause its transfer agent to instruct the Distribution Agent to distribute electronically on the Distribution Date or as soon as reasonably practicable thereafter the appropriate number of shares of SpinCo Common Stock to each such holder or designated transferee(s) of such holder by way of direct registration in book-entry form. SpinCo will not issue paper stock certificates. Manitowoc ParentCo will cooperate, and will instruct the Distribution Agent to cooperate, with SpinCo and the SpinCo Transfer Agent, and SpinCo will cooperate, and will instruct the SpinCo Transfer Agent to cooperate, with Manitowoc ParentCo and the Distribution Agent, in connection with all aspects of the Distribution and all other matters relating to the issuance of the shares of SpinCo Common Stock to be distributed to the holders of Manitowoc ParentCo Common Stock in connection with the Distribution.
(b)    Subject to Section 3.3, each holder of Manitowoc ParentCo Common Stock on the Record Date (or such holder’s designated transferee(s)) will be entitled to receive in the Distribution a number of whole shares of SpinCo Common Stock as determined according to the Distribution Ratio. No fractional shares will be distributed in connection with the Distribution.
(c)    No fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution. The SpinCo Transfer Agent will, as soon as practicable after the Distribution Date, (i) determine the number of whole shares and fractional shares of SpinCo Common Stock allocable to each holder of record or beneficial owner of Manitowoc ParentCo Common Stock as of the close of business on the Record Date, (ii) aggregate all fractional shares into whole shares and sell such whole shares in the open market at prevailing market prices on behalf of holders of Manitowoc ParentCo Common Stock who would otherwise be entitled to receive fractional shares in the Distribution and (iii) distribute the aggregate cash proceeds from the sale, net of brokerage fees and other costs, pro rata (reduced by any required Tax withholding) to each such holder of Manitowoc ParentCo Common Stock who would otherwise be entitled to receive a fractional share in the Distribution. Neither Manitowoc ParentCo, SpinCo nor the SpinCo Transfer Agent will be required to guarantee any minimum sale price for the fractional shares of SpinCo Common Stock. Neither Manitowoc ParentCo nor SpinCo will be required to pay any interest on the proceeds from the sale of fractional shares.
ARTICLE 4
ACCESS TO INFORMATION
Section 4.1    Restrictions on Disclosure of Information.
(a)    Generally. Subject to Section 4.2, without limiting any rights or obligations under any other existing or future agreement among the parties and/or any other members of their respective Group relating to confidentiality, including any Ancillary Agreement, for five years after the Effective Date each party will, and will cause its respective Group members and their Representatives to, hold in strict confidence, with at least the same degree of care that applies to Manitowoc ParentCo’s confidential and proprietary Information pursuant to policies in effect as of the Effective Date, all confidential and proprietary Information concerning the other Group that is either in its possession as of the Effective Date, obtained by it prior to the Distribution Date or furnished by the other Group or its respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, each party, its respective

Group members and its Representatives may disclose such Information to the extent that such party can demonstrate that such Information is or was (i) in the public domain other than by the breach of this Agreement or by breach of any other agreement between or among the parties relating to confidentiality, (ii) lawfully acquired from a third Person on a non-confidential basis or independently developed by, or on behalf of, such party by Persons who do not have access to, or descriptions of, any such Information, provided that for purposes of this clause (ii) if “such party” refers to Manitowoc ParentCo it will be deemed a reference to the Manitowoc ParentCo Business and if “such party” refers to SpinCo it will be deemed a reference to the Foodservice Business, or (iii) permitted to be disclosed without consent, notice or any other obligation pursuant to an Ancillary Agreement. Each party will maintain, and will cause its respective Group members and Representatives to maintain, policies and procedures, and develop such further policies and procedures as will from time to time become necessary or appropriate, to ensure compliance with this Section 4.1.
(b)    Disclosure of Third Person Information. SpinCo acknowledges that it may have in its possession confidential or proprietary Information of third Persons that was received under confidentiality or non-disclosure agreement with such third Person while it was an Affiliate of Manitowoc ParentCo. SpinCo will hold in strict confidence the confidential and proprietary Information of third Persons to which SpinCo has access, in accordance with the terms of any agreements entered into prior to the Effective Date between Manitowoc ParentCo (whether acting through, on behalf of, or in connection with, the Foodservice Business) and such third Persons. Manitowoc ParentCo will comply with the terms of any confidentiality or non-disclosure agreement with third Persons, notwithstanding that such agreements may have been assigned to SpinCo. SpinCo further acknowledges that Manitowoc ParentCo is or may be the subject to a variety of Actions, court orders or agreements covering confidentiality or non-disclosure of certain matters, and SpinCo will continue to be bound by such orders and agreements where otherwise applicable.
(c)    Press Releases. Each of Manitowoc ParentCo and SpinCo will consult with the other prior to issuing, and will provide the other party the opportunity to review and comment upon, any press releases or other public statements in connection with the Distribution or any of the other transactions contemplated by this Agreement and prior to making any filings with the SEC or any other governmental authority or any national securities exchange with respect thereto (including the parties’ respective Quarterly Reports on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs (each such Quarterly Report on Form 10-Q, a “First Post-Distribution Report”)). Each party’s obligations pursuant to this Section 4.1(c) will terminate on the date on which such party’s First Post-Distribution Report is filed with the SEC.
Section 4.2    Legally Required Disclosure of Information. If any party or any of its respective Group members or Representatives becomes legally required to disclose any Information (the “Disclosing Party”) that it is otherwise obligated to hold in strict confidence pursuant to Section 4.1, such party will promptly notify the Person that owns the Information (the “Owning Party”), and will use all commercially reasonable efforts to cooperate with the Owning Party so that the Owning Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 4.2. All expenses reasonably incurred by the Disclosing Party in seeking a protective order or other remedy upon the written request of the Owning Party will be borne by the Owning Party. If such protective order or other remedy is not obtained, or if the Owning Party waives compliance with this Section 4.2, the Disclosing Party will (a) disclose only that portion of the Information which its legal counsel advises it is compelled to disclose or otherwise stand liable for contempt or suffer other similar significant corporate censure or penalty, (b) use all commercially reasonable efforts to obtain reliable assurance requested by the Owning Party that confidential treatment will be accorded such Information, and (c) promptly provide the Owning Party with a copy of the Information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such Information was disclosed.
Section 4.3    Access to Information. During the Retention Period, each party will cooperate with and afford, and will cause its Group members and Representatives to cooperate with and afford, to the other party reasonable access upon reasonable advance written request to all Information (other than Information which is (a) protected from disclosure by attorney-client privilege or work product doctrine that is exclusive to that party, (b) proprietary in nature to such party, (c) the subject of a confidentiality agreement between such party and a third Person which prohibits disclosure to the other party, or (d) prohibited from disclosure under applicable law (collectively, the “Restricted Information”)) owned by such party or one of its Group members or within such party’s or any of its Group member’s or Representative’s possession which is created prior to the Distribution Date and which relates to the requesting party’s (the “Requestor”) business, assets or liabilities, and such access is reasonably required by the Requestor (i) to comply with requirements imposed on the Requestor by any governmental authority, (ii) for use in any Third-Party Claim or other proceeding (except for a Litigation Matter between the parties or any of their respective Group members), (iii) to satisfy audit, accounting or similar requirements, (iv) to obtain insurance, or (v) to comply with the Requestor’s obligations under this Agreement or any Ancillary Agreement. As used in this Agreement, “access” will mean the obligation of a party in possession of Information (the “Possessor”) requested by the Requestor to exert its commercially reasonable efforts to locate all requested Information that is owned and/or possessed by Possessor or any of its Group members or Representatives. The Possessor will conduct a diligent search designed to identify all requested Information and will collect all such Information (other than Restricted Information) for inspection by the Requestor during normal business hours at the Possessor’s place of business, and all reasonable, documented out-of-pocket expenses incurred by the Possessor in complying with its obligations hereunder will be reimbursed by the Requestor promptly upon request by the Possessor. Subject to such confidentiality and/or security obligations as the Possessor may reasonably deem necessary, the Requestor may have all requested Information (other than Restricted Information) duplicated at Requestor’s expense. Alternatively, the Possessor may choose to deliver, at the Requestor’s expense, all requested Information (other than Restricted Information) to the Requestor in the form requested by the Requestor. The Possessor will notify the Requestor in writing at the time of delivery if such Information is to be returned to the Possessor. In such case, the Requestor will return such Information when no longer needed to the Possessor at the Requestor’s expense. In connection with providing Information pursuant to this Section 4.3, each party hereto will, upon the request of the other party and upon reasonable advance notice, make available during normal business hours its employees (and those employees of its Group members) to the extent that they are reasonably necessary to discuss and explain all requested Information with and to the Requestor.
Section 4.4    Record Retention. SpinCo will, and will cause each other SpinCo Entity to, adopt and comply with a record retention policy with respect to Information owned by or in the possession of SpinCo and which is created prior to the Distribution Date that is substantially the same as Manitowoc ParentCo’s record retention policy in effect as of the Effective Date. Manitowoc ParentCo will, and will cause each other Manitowoc ParentCo Entity to, maintain and comply with its record retention policy substantially as currently in effect as of the Effective Date with respect to Information owned by or in the possession of Manitowoc ParentCo prior to the Distribution Date. Each party will, at its sole cost and expense, preserve and retain all Information in its respective possession or control that any other party has the right to access pursuant to Section 4.3 and that it is required to preserve and retain in accordance with such record retention policy or for any longer period as may be required by (a) any government agency, (b) any Litigation Matter, including in accordance with legal holds, (c) applicable law, or (d) any Ancillary Agreement (as applicable, the “Retention Period”). Each party will use commercially reasonable efforts to cooperate with the other to enforce legal holds required to be enforced by any other party hereunder. If any party wishes to dispose of any Information which it is obligated to retain under this Section 4.4 prior to the expiration of the Retention Period, then that party will first provide 45 days’ written notice to the other party, and the other party will have the right, at its option but at the expense of the party that desires to dispose of such Information, upon prior written notice within such 45-day period, to take possession of such Information within 90 days after the date of the notice provided pursuant to this Section 4.4. Written notice of intent to dispose of such Information will include a description of the Information in detail sufficient to allow the other party to reasonably assess its potential need to retain such materials.
Section 4.5    Production of Witnesses. For no fewer than seven years after the Effective Date, each party will use commercially reasonable efforts to make available to each other, upon written request, its past and present Representatives as witnesses to the extent that any such Representatives may reasonably be required (giving consideration to the business demands upon such Representatives) in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved. In the event of any proceeding between the parties, this Section 4.5 is not intended to supersede or replace the applicable rules of procedure that would otherwise be applicable to such proceedings.
Section 4.6    Reimbursement. Unless otherwise provided in this Article 4, each party providing access to Information or witnesses to the other party pursuant to Sections 4.3, 4.4 or 4.5 will be entitled to receive from the receiving party, upon the presentation of invoices therefor, payment for all reasonable, out-of-pocket costs and expenses (excluding allocated compensation, salary and overhead expenses) as may be reasonably incurred in providing such Information or witnesses.
Section 4.7    Other Agreements Regarding Access to Information. The rights and obligations of the parties under this Article 4 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement or any Ancillary Agreement.
Section 4.8    Acquisition by Another Person.
(a)    For a period of three years after the Distribution Date, SpinCo covenants and agrees (i) that it will not sell all or any material portion of the Foodservice Business to any third Person unless such third Person expressly agrees in writing to be bound by all of SpinCo’s obligations under this Agreement and the Ancillary Agreements to the extent then applicable; and (ii) in the event SpinCo enters into an agreement with a third Person to sell all or any portion of the Foodservice Business, SpinCo will not disclose any Information of Manitowoc ParentCo or relating to the Manitowoc ParentCo Business to such third Person without Manitowoc ParentCo’s express written consent which may be withheld in Manitowoc ParentCo’s sole discretion. In addition, Manitowoc ParentCo will have the right, in its sole discretion, to require SpinCo to destroy or return to Manitowoc ParentCo all or any portion of such Information prior to such disposition.

(b)    For a period of three years after the Distribution Date, Manitowoc ParentCo covenants and agrees: (i) it will not sell all or any material portion of the Manitowoc ParentCo Business to any third Person unless such third Person expressly agrees in writing to be bound by all of Manitowoc ParentCo’s obligations under this Agreement and the Ancillary Agreements to the extent then applicable; and (ii) in the event Manitowoc ParentCo enters into an agreement with a third Person to sell all or any portion of the Manitowoc ParentCo Business, Manitowoc ParentCo will not disclose any Information of SpinCo or relating to the Foodservice Business to such third Person without SpinCo’s express written consent which may be withheld in SpinCo’s sole discretion. In addition, SpinCo will have the right, in its sole discretion, to require Manitowoc ParentCo to destroy or return to SpinCo all or any portion of such Information prior to such disposition.
Section 4.9    Financial Statements and Accounting. Each of Manitowoc ParentCo and SpinCo agrees to provide the assistance or access set forth in subsections (a), (b) and (c) of this Section 4.9 as follows: (i) during an initial period that shall expire upon the latest to occur of (x) 365 days following the Distribution Date, (y) the date that Manitowoc ParentCo files its Annual Financial Statement for the year ended December 31, 2016 with the SEC and (z) the date that SpinCo files its Annual Financial Statement for the year ended December 31, 2016 with the SEC, in connection with the preparation and audit of each party’s Interim Financial Statements and Annual Financial Statements, the printing, filing and public dissemination of such Interim Financial Statements and Annual Financial Statements, the audit of each party’s internal control over financial reporting and management’s assessment thereof and management’s assessment of each party’s disclosure controls and procedures, if required, in each case made as of December 31, 2015 and December 31, 2016; (ii) following the initial period described in clause (i) of this paragraph, with the consent of the applicable party (not to be unreasonably withheld or delayed) for reasonable business purposes; (iii) in the event that any party changes its auditors within two years of the Distribution Date, then such party may request reasonable access on the terms set forth in this Section 4.9 for a period of up to 180 days from such change; and (iv) from time to time following the Distribution Date, to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a governmental authority, such as in connection with responding to a comment letter from the SEC.
(a)    Financial Statements. Each party will provide or provide access to the other party on a timely basis all information reasonably required to meet its schedule for the preparation, printing, filing and public dissemination of its Interim Financial Statements and Annual Financial Statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each such party will provide all required financial and other information with respect to itself to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the other party’s auditors (the “Other Party’s Auditors”) with respect to information to be included or contained in such other party’s Annual Financial Statements and to permit the Other Party’s Auditors and management to complete the Internal Control Audit and Management Assessments, if required.

(b)    Access to Personnel and Records. Each party will authorize its respective auditors to make reasonably available to the Other Party’s Auditors both the personnel who performed or are performing the annual audits of the audited party (each party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of the Audited Party, in all cases within a reasonable time prior to the Audited Party’s auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on the other party’s Annual Financial Statements, all within sufficient time to enable the other party to meet its timetable for the printing, filing and public dissemination of its Annual Financial Statements. Each party will make reasonably available to the Other Party’s Auditors and management its personnel and records in a reasonable time prior to the Other Party’ Auditors’ opinion date and other party’s management’s assessment date so that the Other Party’s Auditors and other party’s management are able to perform the procedures they reasonably consider necessary to conduct the Internal Control Audit and Management Assessments.
(c)    Annual Reports. Each party will deliver to the other party a substantially final draft, as soon as the same is prepared, of the first report to be filed with the SEC (or otherwise) that includes its Annual Financial Statements (in the form expected to be covered by the audit report of such party’s independent auditors) (such reports, collectively, the “Annual Reports”); provided, however, that each such party may continue to revise its respective Annual Report prior to the filing thereof, which changes will be delivered to the other party as soon as reasonably practicable; provided, further, that each party’s personnel will actively consult with the other party’s personnel regarding any material changes which they may consider making to its respective Annual Report and related disclosures prior to the anticipated filing with the SEC, with particular focus on any changes which could reasonably be expected to have an effect upon the other party’s Annual Financial Statements or related disclosures.
Nothing in this Section 4.9 will require either party to violate any agreement with any third Person regarding the confidentiality of confidential and proprietary Information relating to that third Person or its business; provided, however, that in the event that a party is required under this Section 4.9 to disclose any such Information, such party will use commercially reasonable efforts to seek to obtain such third Person’s written consent to the disclosure of such Information.
Section 4.10    Conflicts in Litigation. Each party acknowledges and recognizes that Manitowoc ParentCo and its Subsidiaries have used certain outside counsel for advice and counseling and that each party and the other members of each Group may continue to use such counsel after the Effective Date. Each party expressly waives any claim of conflict as a result of Manitowoc ParentCo’s prior use of such outside counsel and agrees that it will not, and will not allow the members of its Group to, assert after the Effective Date that any such counsel has a conflict that would preclude it from providing advice and counseling to any other party or other member of a Group; provided, however, that in the event of a threatened or actual conflict between Manitowoc ParentCo and SpinCo (and/or members of their respective Groups) after the date of the Distribution, such waiver will not apply and the laws governing such conflicts of interest will apply.
Section 4.11    Privilege.
(a)    Each party recognizes that the members of its Group possess and will possess information and advice that has been previously developed but is legally protected from disclosure under legal privileges, such as the attorney-client privilege or work product exemption and other concepts of legal privilege (“Privilege”). Each party recognizes that, except as specified in this Section 4.11, it will be entitled to the Privilege with respect to such privileged information and that each will be entitled to maintain and use for its own benefit all such information and advice, but both parties will ensure that such information is maintained so as to protect the Privilege to the fullest extent. The parties agree that their respective rights and obligations to maintain, preserve, assert or waive any or all Privilege belonging to any party with respect to the Manitowoc ParentCo Business and the Foodservice Business will be governed by the provisions of this Section 4.11. With respect to matters relating to the Manitowoc ParentCo Business, Manitowoc ParentCo will have sole authority in perpetuity to determine whether to assert or waive any or all Privilege, and SpinCo will take no action that could reveal Privileged Information without the prior written consent of Manitowoc ParentCo. With respect to matters solely relating to the Foodservice Business, SpinCo will have sole authority in perpetuity to determine whether to assert or waive any or all Privilege, and Manitowoc ParentCo will take no action (and will not permit any of its Subsidiaries to take action) that could reveal Privileged Information without the prior written consent of SpinCo. The rights and obligations created by this Section 4.11 will apply to all Information as to which the parties or their respective Subsidiaries would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the Distribution (“Privileged Information”), except that upon request of a government enforcement agency investigating Manitowoc ParentCo, SpinCo or any of the respective Subsidiaries, then Manitowoc ParentCo will have the sole right to waive privilege regarding pre-Distribution Privileged Information, and the consent of SpinCo or its Subsidiary will not be required, but Manitowoc ParentCo will give advance written notice to SpinCo or its Subsidiaries. For the purposes hereof, “Privileged Information” of Manitowoc ParentCo will include the following: (i) any and all Privileged Information existing prior to the Distribution regarding the Manitowoc ParentCo Business but which after the Distribution is in the possession of SpinCo or any of its Subsidiaries; and (ii) all communications subject to a Privilege occurring prior to the Distribution, including but not limited to communications between counsel for Manitowoc ParentCo or any of its Subsidiaries (including in-house counsel and former in-house counsel who are employees of SpinCo) and any person who, at the time of the communication, was an employee of Manitowoc ParentCo or any of its Subsidiaries, or otherwise able to have a privileged communication or create a privileged document, regardless of whether such employee is or becomes an employee of SpinCo or any of its Subsidiaries. For the purposes hereof, “Privileged Information” of SpinCo will include the following: (i) any and all Privileged Information existing prior to the Distribution regarding the Foodservice Business but which after the Distribution is in the possession of Manitowoc ParentCo or any of its Subsidiaries; and (ii) all communications subject to a Privilege occurring prior to the Distribution, including but not limited to communications between counsel for SpinCo or any of its Subsidiaries (including in-house counsel and former in-house counsel who are employees of SpinCo) and any person who, at the time of the communication, was an employee of SpinCo or any of its Subsidiaries or otherwise able to have a privileged communication or create a privileged document, regardless of whether such employee is or becomes an employee of SpinCo or any of its Subsidiaries.
(b)    Upon receipt by any party of any subpoena, discovery or other request from any third Person that actually or arguably calls for the production or disclosure of Privileged Information of any other party or if any party obtains knowledge that any current or former employee of such party has received any subpoena, discovery or other request from any third Person that actually or arguably calls for the production or disclosure of Privileged Information of the other party, the receiving party will promptly notify the other party of the existence of the request to the extent permitted by law and will provide the other party a reasonable opportunity to review the Privileged Information and to assert any rights it may have under Section 4.2 or this Section 4.11 or otherwise to prevent the production or disclosure of Privileged Information. Unless otherwise required by law, no party will produce or disclose to any third Person any of the others’ Privileged Information under this Section 4.11 unless (i) the other party has provided its express written consent to such production or disclosure, (ii) no written objection is made within 14 days after notice upon the other party requesting such consent, in which case consent will be deemed to be granted, (iii) a court of competent jurisdiction has entered an order not subject to interlocutory appeal or review finding that the Privileged Information is not entitled to protection from disclosure under any applicable Privilege, doctrine or rule or otherwise requiring production of such Privileged Information, or (iv) or as otherwise provided in Section 4.11(a) relating to a government enforcement agency investigation.
ARTICLE 5
ADDITIONAL COVENANTS AND OTHER MATTERS
Section 5.1    Further Assurances. In addition to the Ancillary Agreements, the parties agree to execute and deliver, as appropriate, such other agreements, instruments and documents as may be necessary or desirable in order to effect the transactions contemplated by this Agreement and the Ancillary Agreements. Without limiting the foregoing sentence, prior to, on and after the Distribution Date, each party shall, and shall cause its Subsidiaries to, cooperate with the other party and its Subsidiaries, and without any further consideration, but at the expense of the requesting party, to (a) execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including any instruments of conveyance, assignment and transfer as such party may be reasonably requested to execute and deliver to the other party, (b) make, or cause to be made, all filings with, and obtain, or cause to be obtained, all consents, approvals or authorizations of, any governmental authority or any other Person under any permit, license, agreement, indenture or other instrument, (c) seek, obtain, or cause to be obtained, any governmental approvals or other consents required to effect the Separation or the Distribution and (iv) take all such other actions as such party may reasonably be requested to take by any other party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements, the transfers of the Foodservice Assets and the Manitowoc ParentCo Assets, the assignment and assumption of the Foodservice Liabilities and the Manitowoc ParentCo Liabilities and the other transactions contemplated hereby and thereby. Without limiting the first sentence of this Section 5.1, each party shall, and shall cause its Subsidiaries to, at the reasonable request, cost and expense of the other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title, if and to the extent it is practicable to do so.
Section 5.2    Performance. Manitowoc ParentCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Manitowoc ParentCo Group. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the SpinCo Group. Each party further agrees that it will cause its other Group members not to take any action or fail to take any such action where such action or failure to act would be inconsistent with such party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

Section 5.3    Litigation Matters.
(a)    SpinCo and Manitowoc ParentCo agree that (i) the SpinCo Exclusive Litigation Matters listed on Schedule 5.3(a) constitute pre-existing Third-Party Claims, which were initiated prior to the Effective Date and for which proper notice has been given, (ii) any Liabilities incurred by any Manitowoc ParentCo Indemnified Party in connection therewith constitute Damages for the purposes of Article 6 hereof, and (iii) SpinCo will assume control of such SpinCo Exclusive Litigation Matters pursuant to Section 6.3(d)(i) as the Indemnifying Party. SpinCo and Manitowoc ParentCo further agree that the SpinCo Exclusive Litigation Matters will remain and be treated as Third-Party Claims after the Effective Date. Manitowoc ParentCo agrees that the outside legal counsel currently retained in the SpinCo Exclusive Litigation Matters may continue to represent the interests of both SpinCo and Manitowoc ParentCo, subject to Manitowoc ParentCo’s rights pursuant to Section 6.3(d)(ii) and Section 6.3(d)(iii)) below. Manitowoc ParentCo further agrees that it will use commercially reasonable efforts to cooperate and assist SpinCo in preserving and enforcing any third Person intellectual property indemnification protection rights available to Manitowoc ParentCo in connection with the SpinCo Exclusive Litigation Matters.
(b)    SpinCo and Manitowoc ParentCo agree that (i) the Manitowoc ParentCo Exclusive Litigation Matters listed on Schedule 5.3(b) constitute pre-existing Third-Party Claims, which were initiated prior to the Effective Date and for which proper notice has been given, (ii) any Liabilities incurred by any SpinCo Indemnified Party in connection therewith constitute Damages for the purposes of Article 6 hereof, and (iii) Manitowoc ParentCo will assume control of such Manitowoc ParentCo Exclusive Litigation Matters pursuant to Section 6.3(d)(i) as the Indemnifying Party. SpinCo and Manitowoc ParentCo further agree that the Manitowoc ParentCo Exclusive Litigation Matters will remain and be treated as Third-Party Claims after the Effective Date. SpinCo agrees that the outside legal counsel currently retained by Manitowoc ParentCo in the Manitowoc ParentCo Exclusive Litigation Matters may continue to represent the interests of both Manitowoc ParentCo and SpinCo, subject to SpinCo’s rights pursuant to Section 6.3(d)(ii) and Section 6.3(d)(iii) below. SpinCo further agrees that it will use commercially reasonable efforts to cooperate and assist Manitowoc ParentCo in preserving and enforcing any third Person intellectual property indemnification protection rights available to SpinCo in connection with the Manitowoc ParentCo Exclusive Litigation Matters.
(c)    SpinCo and Manitowoc ParentCo agree that (i) the Corporate Litigation Matters listed on Schedule 5.3(c) constitute pre-existing Third-Party Claims, which were initiated prior to the Effective Date and for which proper notice has been given, (ii) any Liabilities incurred by any SpinCo Indemnified Party in connection therewith constitute Damages for the purposes of Article 6 hereof, and will remain and be treated as Third-Party Claims after the Effective Date (such claims, for the purposes of this Section 5.3, are referred to as “Indemnified Matters”), and (iii) Manitowoc ParentCo will assume control of such Corporate Litigation Matters pursuant to Section 6.3(d)(i) as the Indemnifying Party. As to Corporate Litigation Matters that are securities class actions or shareholder derivative claims or related Actions filed or commenced before, on or after the Distribution Date and that involve only alleged Pre-Distribution Date Wrongful Acts, Manitowoc ParentCo will treat them as Indemnified Matters. Notwithstanding the foregoing, as to Corporate Litigation Matters that are securities class actions or shareholder derivative claims or related Actions filed on or after the Distribution Date that (i) involve both alleged Pre-Distribution Date Wrongful Acts and alleged Post-Distribution Date Wrongful Acts, Manitowoc ParentCo will treat Pre-Distribution Date Wrongful Acts as Indemnified Matters, and Manitowoc ParentCo and SpinCo will be responsible for their own liability as to that portion of any settlements, judgments, costs and expenses resulting from Post-Distribution Date Wrongful Acts; and (ii) do not involve Pre-Distribution Date Wrongful Acts, Manitowoc ParentCo will not indemnify SpinCo and SpinCo will not indemnify Manitowoc ParentCo.
(d)    SpinCo agrees that the outside legal counsel currently retained by Manitowoc ParentCo in the Corporate Litigation Matters listed in Schedule 5.3(c) may continue to represent the interests of both SpinCo and Manitowoc ParentCo subject to SpinCo’s rights pursuant to Section 6.3(d)(ii)–(iii) hereof. Manitowoc ParentCo will have sole authority with respect to insurance for the Corporate Litigation Matters that are, in whole or in part, Indemnified Matters, including the sole right to make, pursue and resolve any insurance claims, the right to separate and independent legal counsel, and the sole right to any proceeds from insurance claims. SpinCo will not have any right to separately assert an insurance claim for the Corporate Litigation Matters that are, in whole or in part, Indemnified Matters, nor to separately seek insurance proceeds or defense costs with respect to such Corporate Litigation Matters, but SpinCo will use commercially reasonable efforts to cooperate with Manitowoc ParentCo with respect to such Corporate Litigation Matters and insurance for the same, including with respect to Manitowoc ParentCo’s requests that assistance, information or support be provided in connection with any insurance or insurance claim regarding such matters.
(e)    SpinCo and Manitowoc ParentCo agree that, as to Shared Litigation Matters listed on Schedule 5.3(e), control of the Shared Litigation Matters and all Damages will be allocated as provided in Schedule 5.3(e). The allocation of Damages and control of any Shared Litigation Matters not initially listed on Schedule 5.3(e) will be determined by good faith agreement based upon (i) the degree to which the parties anticipate liability is likely to be borne by the Manitowoc ParentCo Business and the Foodservice Business, (ii) the volume of sales of affected products or purchases (if applicable), and (iii) such other factors as the parties consider relevant or appropriate to the circumstances, except that in the case of employee matters, such allocation will be determined as provided in the Employee Matters Agreement and in the case of patent litigation, such allocation will be determined as set forth in the Intellectual Property Matters Agreement, in each case to the extent covered thereby.
(f)    Notwithstanding anything to the contrary in this Section 5.3, nothing in this Section is intended to modify or affect (i) the allocation of financial responsibility for or the procedures for handling Third-Party Claims established under Section 5.7 hereof (relating to Environmental Matters) or under the Tax Matters Agreement, the Employee Matters Agreement, the Transition Services Agreements or the Intellectual Property Matters Agreement.
(g)    In the event that any Litigation Matter is filed after the Effective Date against Manitowoc ParentCo or any member of the Manitowoc ParentCo Group, and such Litigation Matter may be characterized as coming within the definition of SpinCo Exclusive Litigation Matters, Shared Litigation Matters or Corporate Litigation Matters to which SpinCo may have any potential Liability in accordance with Section 5.3(c) of this Agreement, Manitowoc ParentCo will notify SpinCo of such Litigation Matter and will take commercially reasonable steps to protect the rights and interests of SpinCo and members of the SpinCo Group in connection with the Litigation Matter. In the event that any Litigation Matter is filed after the Effective Date against SpinCo or any member of the SpinCo Group, and such Litigation Matter may be characterized as coming within the definition of Manitowoc ParentCo Exclusive Litigation Matters, Corporate Litigation Matters or Shared Litigation Matters to which Manitowoc ParentCo may have any potential liability in accordance with Section 5.3(c) of this Agreement, SpinCo will notify Manitowoc ParentCo of such Litigation Matter and will take commercially reasonable steps to protect the rights and interests of Manitowoc ParentCo in connection with the Litigation Matter. In the event the interests of Manitowoc ParentCo and SpinCo are in conflict, each may in its sole discretion take such actions as it deems necessary to protect its interests to the extent permitted by and not otherwise in conflict with this Agreement. If a Litigation Matter is commenced after the Distribution Date naming Manitowoc ParentCo and SpinCo as defendants and one party is a nominal defendant, the other party will use commercially reasonable efforts to have the nominal defendant removed from the Litigation Matter.
(h)    As to any Litigation Matter filed against Manitowoc ParentCo and/or SpinCo (or any member of their respective Groups) that is otherwise not listed on Schedules 5.3(a), (b), (c) and (e) despite the parties’ good faith efforts, (whether by mistake, inadvertence or design or because it arises subsequently) or is listed in error on the wrong Schedule, Manitowoc ParentCo and SpinCo will attempt to agree on the characterization of such Litigation Matter as coming within the definition of SpinCo Exclusive Litigation Matters, Manitowoc ParentCo Exclusive Litigation Matters, Corporate Litigation Matters or Shared Litigation Matters, or a matter that should be governed by the Employee Matters Agreement or other Ancillary Agreement. If such agreement is reached, the agreed upon characterization will control for all purposes under this Agreement. SpinCo and Manitowoc ParentCo will reasonably cooperate in this regard. In the event of a dispute over the appropriate allocation and if an agreement is not reached within 14 calendar days, the dispute resolution procedures set forth herein will apply.
(i)    The Parties will update, as appropriate, Schedules 5.3(a), (b), (c) and (e) before the Distribution Date.
(j)    In the event of a conflict in the procedures described in this Section 5.3 and the procedures set forth in Article 6, the terms of this Section 5.3 will control. In the event of a conflict between the subject matter set forth in this Section 5.3 and the Employee Matters Agreement, the Employee Matters Agreement will control, in the event of a conflict between the subject matter set forth in this Section 5.3 and the Intellectual Property Matters Agreement, the Intellectual Property Matters Agreement will control and in the event of a conflict between the subject matter set forth in this Section 5.3 and the Tax Matters Agreement, the Tax Matters Agreement will control.
Section 5.4    Insurance Matters.
(a)    Directors’ and Officers’ Insurance. Effective on the Distribution Date, Manitowoc ParentCo will purchase an extended reporting period under its existing directors’ and officers’ liability insurance coverage, providing coverage for Manitowoc ParentCo, SpinCo, and each of their respective directors and officers (the “D&O Tail”). The D&O Tail shall: (i) remain in force for a period of six (6) years following the Distribution Date; and (ii) provide coverage for claims made against Manitowoc ParentCo, SpinCo or their respective directors and officers, based on Pre-Distribution Date Wrongful Acts, in amounts and under substantially the same terms and conditions as were contained in Manitowoc ParentCo’s directors’ and officers’ liability insurance coverage that was in force immediately prior to the Distribution Date. SpinCo will promptly pay or reimburse Manitowoc ParentCo, as the case may be, for all costs and expenses associated with the D&O Tail that are allocated by Manitowoc ParentCo to SpinCo in accordance with Manitowoc ParentCo’s practice with respect to the Foodservice Business as of the Effective Date. SpinCo further covenants and agrees that it will take appropriate steps to secure directors’ and officers’ liability insurance coverage for itself, its Subsidiaries and their respective directors and officers, effective as of the Distribution Date and covering claims arising from Post-Distribution Date Wrongful Acts.
(b)    Other Insurance. Except as set forth in Section 5.4(a) with respect to directors’ and officers’ insurance, during the period from the Effective Date through the Distribution Date, Manitowoc ParentCo will, subject to insurance market conditions and other factors beyond Manitowoc ParentCo’s reasonable control, maintain, for the protection of SpinCo and its Covered Subsidiaries, policies of insurance that are comparable to those maintained generally for Manitowoc ParentCo and its Covered Subsidiaries during the same period. SpinCo will promptly pay or reimburse Manitowoc ParentCo, as the case may be, including payment or reimbursement after the Distribution Date, for all costs and expenses of any kind or nature, including retrospective premium charges associated with such insurance that are allocated by Manitowoc ParentCo to SpinCo and its Covered Subsidiaries in accordance with (i) Manitowoc ParentCo’s practice with respect to the Foodservice Business as of the Effective Date, or (ii) the terms of the Transition Services Agreement, as applicable. To the extent Manitowoc ParentCo purchases a new type of insurance, or an amount or level of insurance not previously purchased by Manitowoc ParentCo in order to protect, at least in part, SpinCo or any of its Subsidiaries, that portion of the costs and expenses of such insurance attributable to SpinCo or any of its Covered Securities, as determined in Manitowoc ParentCo’s reasonable discretion, will be reimbursed by SpinCo.
(c)    Payments and Reimbursements. All payments and reimbursements by SpinCo pursuant to this Section 5.4 will be made within 30 days after SpinCo’s receipt of an invoice therefor from Manitowoc ParentCo.
(d)    Changes in Costs or Expenses. The costs and expenses for which SpinCo is obligated to pay or reimburse Manitowoc ParentCo pursuant to this Section 5.4 will be based on Manitowoc ParentCo’s current insurance costs and expenses as of the Effective Date and will be appropriately adjusted as a result of any changes in those costs and expenses after the Effective Date, although the methodology upon which such costs and expenses is based will remain the same.
(e)    Notification of Changes. Manitowoc ParentCo agrees to provide SpinCo not fewer than 60 days’ advance written notice in the event it elects (or any of its insurers notifies Manitowoc ParentCo in writing of such insurer’s election) to cancel or effect any non-administrative modification of the terms and conditions of any Manitowoc ParentCo insurance policy that provides coverage to SpinCo or any of its Covered Subsidiaries, which notice will include the anticipated date of cancellation or a description of such modification, as applicable.
(f)    Historical Loss Data. For no fewer than seven years after the Effective Date, Manitowoc ParentCo will use commercially reasonable efforts to make available to SpinCo, upon written request, historical insurance loss Information relating to the Foodservice Business and any other Information relating to Manitowoc ParentCo’s historic insurance program with respect to the Foodservice Business. Any such Information provided to SpinCo pursuant to this provision will also be subject to the provisions of Section 4.3.
(g)    Post Distribution Date. SpinCo acknowledges and agrees that from and after the Distribution Date (i) no member of the Manitowoc ParentCo Group will purchase or maintain, or cause to be purchased or maintained, any insurance policy for post-Distribution Date liabilities or obligations of SpinCo, any member of the SpinCo Group or any of their respective directors and officers, and (ii) the SpinCo Group, including SpinCo and its Covered Subsidiaries, will purchase insurance coverage sufficient to protect its interests.
(h)    Claims Procedure. To the extent that SpinCo desires to assert a first-party or third-party claim that may be covered by insurance pursuant to this Section 5.4, SpinCo will deliver a written notice to Manitowoc ParentCo, which notice must contain (A) a description of, and an estimated amount payable pursuant to, such claim, (B) the applicable insurance policy under which SpinCo is asserting such claim to the extent known, and (C) a reasonable explanation of the basis for the claim. Within 14 days after the receipt of such written notice from SpinCo, Manitowoc ParentCo will either (X) agree to assume the control of such claim with the applicable insurance carrier, or (Y) dispute that the claim is covered in whole or in part, in which case the parties will resort to the dispute resolution procedures set forth in Section 7.3, provided that in either event Manitowoc ParentCo will make reasonable efforts to give notice of claim to the insurer which maintains the insurance policy or policies identified by SpinCo in its notice to Manitowoc ParentCo, and SpinCo will at all times cooperate with reasonable requests for information by Manitowoc ParentCo or the insurers regarding any such claim. In the case of any first-party or third-party claim that may be covered by insurance as to which Manitowoc ParentCo assumes control, such control will be over the insurance claim and any matters reasonably necessary to preserve, present and prosecute such claim. In the case of claims involving directors and officers insurance or fiduciary insurance, Manitowoc ParentCo will, in addition, assert control of the underlying claim and/or litigation asserted against the Insureds.
Section 5.5    Conduct of Foodservice Business between Effective Date and Distribution Date. From the Effective Date through the Distribution Date, SpinCo will, and will cause each of the other SpinCo Entities to, conduct its operations in accordance with all of Manitowoc ParentCo’s applicable policies and procedures and consistent with past practice.
Section 5.6    Mail Handling; Receivables and Payables.
(a)    To the extent that any member of the Manitowoc ParentCo Group receives any mail or packages relating to the Foodservice Business, the Foodservice Assets and/or the Foodservice Liabilities, Manitowoc ParentCo will, and will cause the applicable member of the Manitowoc ParentCo Group to, promptly deliver such mail or packages to SpinCo. After the Effective Date, to the extent that any member of the Manitowoc ParentCo Group receives cash or checks or drafts made payable to such member that constitutes a Foodservice Asset, Manitowoc ParentCo will, and will cause the applicable member of the Manitowoc ParentCo Group to, promptly forward such cash to, or deposit such checks or drafts and upon receipt of funds from such checks or drafts, forward such cash to SpinCo within five Business Days, or, if so requested by SpinCo, endorse such checks or drafts to SpinCo for collection. Manitowoc ParentCo may not assert any set off, hold back, escrow or other restriction against any payment described in this Section 5.6(a).
(b)    To the extent that any member of the SpinCo Group receives any mail or packages relating to the Manitowoc ParentCo Business or the Manitowoc ParentCo Liabilities, SpinCo will, and will cause the applicable member of the SpinCo Group to, promptly deliver such mail or packages to Manitowoc ParentCo. After the Effective Date, to the extent that any member of the SpinCo Group receives cash or checks or drafts made payable to that member that constitutes a Manitowoc ParentCo Asset, SpinCo will, and will cause the applicable member of the SpinCo Group to, promptly forward such cash to, or deposit such checks or drafts and upon receipt of funds from such checks or drafts, forward such cash to Manitowoc ParentCo within five Business Days, or, if so requested by Manitowoc ParentCo, endorse such checks or drafts to Manitowoc ParentCo for collection. SpinCo may not assert any set off, hold back, escrow or other restriction against any payment described in this Section 5.6(b).
ARTICLE 6
INDEMNIFICATION
Section 6.1    Indemnification by SpinCo Group. Subject to the provisions hereof, SpinCo will, and will cause its successors and assigns to, jointly and severally indemnify, defend and hold harmless Manitowoc ParentCo, each member of the Manitowoc ParentCo Group, each of their respective past and present officers, directors and employees, and each of their respective successors and assigns (collectively, the “Manitowoc ParentCo Indemnified Parties”) from and against any and all Damages incurred or suffered by the Manitowoc ParentCo Indemnified Parties arising out of or in connection with the following, whether such Damages arise or accrue prior to, on or following the Effective Date:
(a)    The failure of SpinCo or any other Person to pay, perform or otherwise properly discharge any of the Foodservice Liabilities in accordance with their respective terms; and
(b)    Any breach by SpinCo of this Agreement or any Ancillary Agreement.
Section 6.2    Indemnification by Manitowoc ParentCo Group. Subject to the provisions hereof, effective at and after the Distribution, Manitowoc ParentCo will, and will cause its successors and assigns to, jointly and severally indemnify, defend and hold harmless SpinCo, each member of the SpinCo Group, each of their respective its past and present officers, directors and employees, and each of their respective successors and assigns (collectively, the “SpinCo Indemnified Parties”) from and against any and all Damages incurred or suffered by the SpinCo Indemnified Parties arising out of or in connection with the following, whether such Damages arise or accrue prior to, on or following the Effective Date:
(a)    The failure of Manitowoc ParentCo or any other Person to pay, perform or otherwise properly discharge any of the Manitowoc ParentCo Liabilities in accordance with their respective terms; and
(b)    Any breach by Manitowoc ParentCo of this Agreement or any Ancillary Agreement.
Section 6.3    Claim Procedure.
(a)    Claim Notice. A party that seeks indemnity under this Article 6 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”), whether the Damages sought arise from matters solely between the parties or from Third-Party Claims. The Claim Notice must contain (i) a description and, if known, estimated amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of facts then known by the Indemnified Party, and (iii) a demand for payment of those Damages. No delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Damages caused by or arising out of such failure.
(b)    Response to Notice of Claim. Within 30 days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount or (ii) dispute that the Indemnified Party is entitled to receive all or any portion of the Claimed Amount.
(c)    Undisputed and Disputed Claims.
(i)    If (A) the Indemnifying Party fails to deliver to the Indemnified Party a written response to a Claim Notice within 30 days after delivery, or (B) agrees in a written response to a Claim Notice that the Indemnified Party is entitled to receive all of the Claimed Amount, then the Indemnifying Party shall, within 10 days, pay the Claimed Amount to the Indemnified Party in accordance with a payment and distribution method reasonably acceptable to the Indemnified Party.
(ii)    In the event that the Indemnifying Party disputes the Claimed Amount, as soon as practicable but in no event later than 10 days after the receipt of the notice referenced in Section 6.3(b)(ii) hereof, the parties will begin the process to resolve the matter in accordance with the dispute resolution provisions of Section 7.3 hereof. Upon ultimate resolution thereof, the parties will take such actions as are reasonably necessary to comply with such terms of resolution.
(d)    Third-Party Claims.
(i)    In the event that the Indemnified Party receives written notice or otherwise learns of the assertion by a Person that is not a member of either Group of any claim or the commencement of any Action (collectively, a “Third-Party Claim”) with respect to which the Indemnifying Party may be obligated to provide indemnification under this Article 6, the Indemnified Party will give written notice to the Indemnifying Party of the Third-Party Claim. Such notification will be given within 10 Business Days after receipt by the Indemnified Party of notice of such Third-Party Claim, will be accompanied by reasonable supporting documentation submitted by such third Person (to the extent then in the possession of the Indemnified Party) and will describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third-Party Claim and the amount of the claimed Damages; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Damages caused by or arising out of such failure. Within 20 Business Days after delivery of such written notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party. During any period in which the Indemnifying Party has not so assumed control of such defense, the Indemnified Party will control such defense.

(ii)    The party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party concludes, upon the written opinion of counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third-Party Claim, the reasonable fees and expenses of counsel to the Indemnified Party will be considered “Damages” for purposes of this Agreement. The party controlling such defense (the “Controlling Party”) will keep the Non-controlling Party reasonably advised of the status of such Third-Party Claim and the defense thereof and will consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party will furnish the Controlling Party with such Information as it may have with respect to such Third-Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party in the defense of such Third-Party Claim.
(iii)    The Indemnifying Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnified Party will not be required if (A) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment, and (B) such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability. The Indemnified Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.
Section 6.4    Survival; Limitations.
(a)    All covenants and agreements of the parties contained in this Agreement will survive the Contribution and Distribution. The rights and obligations of Manitowoc ParentCo, SpinCo and each of their respective Indemnified Parties under this Agreement will survive the sale, assignment or other transfer of (i) any Foodservice Assets or Foodservice Liabilities or (ii) any Manitowoc ParentCo Assets or Manitowoc ParentCo Liabilities.
(b)    The amount of any Damages for which indemnification is provided under this Agreement will be net of any amounts actually recovered by the Indemnified Party from any third Person (including, without limitation, amounts actually recovered under insurance policies) with respect to such Damages. Any Indemnifying Party hereunder will be subrogated to the rights of the Indemnified Party upon payment in full of the amount of the relevant indemnifiable Damages. An insurer who would otherwise be obligated to pay any claim will not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any Indemnified Party recovers an amount from a third Person in respect of Damages for which indemnification is provided in this Agreement after the full amount of such indemnifiable Damages has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable Damages and the amount received from the third Person exceeds the remaining unpaid balance of such indemnifiable Damages, then the Indemnified Party will promptly remit to the Indemnifying Party the excess (if any) of (X) the sum of the amount theretofore paid by such Indemnifying Party in respect of such indemnifiable Damages plus the amount received from the third Person in respect thereof, less (Y) the full amount of such indemnifiable Damages.
(c)    Notwithstanding anything to the contrary in this Article 6, but subject to Section 6.4(b) above, in the event that a SpinCo Group member is an Indemnifying Party, the initial presumption for purposes of calculating indemnity payments will be that there is no insurance coverage for any such Damages. The Indemnifying Party may at any time request that the Indemnified Party pursue insurance coverage from one or more insurers in connection with such Damages. If requested, the Indemnified Party will cooperate in good faith with the Indemnifying Party and use its commercially reasonable efforts to pursue insurance coverage, including, if necessary, the filing of coverage litigation, after consultation with the Indemnifying Party and the Indemnifying Party has provided written consent as to the initiation of coverage litigation (which consent will not be unreasonably withheld), all of which will be at the Indemnifying Party’s sole cost and expense. The Indemnifying Party will pay directly or promptly reimburse the Indemnified Party for all such costs and expenses, as directed by the Indemnified Party. The Indemnified Party will retain full and exclusive control of all such matters (including, without limitation, the settlement of underlying covered claims and/or coverage claims against insurers), and the Indemnified Party will have the right to select counsel with the concurrence of Indemnifying Party, which concurrence will not be withheld unreasonably. The proceeds of any insurance recovery (after deducting the insurance indemnity payment for the settlement or judgment for which coverage was sought, and any costs and expenses that have not yet been paid or reimbursed by the Indemnifying Party) will be paid to the Indemnifying Party; provided, however, that the Indemnified Party shall not be required to pay any insurance proceeds to the Indemnifying Party in excess of the Indemnifying Party’s costs of indemnification for the applicable matter(s). At all times, the Indemnifying Party will cooperate with the Indemnified Party’s insurers and/or with the Indemnified Party in the pursuit of insurance coverage, as and when reasonably requested to do so by the Indemnified Party. It is not the intent of this Section 6.4(c) to absolve the Indemnifying Party of any responsibility to the Indemnified Party for those Damages in connection with which the Indemnified Party actually secures insurance coverage, but to allocate the costs of pursuing such coverage to the Indemnifying Party and to provide the Indemnified Party with a full, interim indemnity from the Indemnifying Party until such time as the extent of insurance coverage is determined and is obtained. It is also not the intention of this Section 6.4 that the indemnity obligations of the Indemnifying Party hereunder should be viewed as “additional insurance” by any insurer. Notwithstanding anything to the contrary in this Section 6.4(c), the Indemnified Party in its sole discretion may pursue insurance coverage for the benefit of Indemnifying Party before the Indemnifying Party has requested it to do so. In such event, the Indemnified Party may unilaterally take any steps it determines are necessary to preserve such insurance coverage, including, by way of example and not by way of limitation, tendering the defense of any claim or suit to an insurer or insurers of the Indemnified Party if the Indemnified Party concludes that such action may be required by the relevant insurance policy or policies. Any such actions by the Indemnified Party will not relieve Indemnifying Party of any of its obligations to the Indemnified Party under this Agreement, including the Indemnifying Party’s obligation to pay directly or reimburse the Indemnified Party for costs and expenses. For purposes of this Section 6.4(c), the following will not be considered insurance that will be available to the Indemnifying Party: (i) any deductible payable by the Indemnified Party; (ii) any retention payable by the Indemnified Party; (iii) any co-insurance payable by the Indemnified Party; and (iv) any coverage that ultimately will be payable or reimbursable by the Indemnified Party through any arrangement, including but not limited to an insurance-fronting arrangement or fronted insurance policy. It is the intention of this Section 6.4(c) to make insurance available to the Indemnifying Party only in those instances in which there has been a final transfer of the risk to a solvent third-party commercial insurer.
(d)    Notwithstanding anything to the contrary in Section 6.1, Section 6.2 or Section 6.3, (i) indemnification with respect to Taxes and Tax-Related Losses will be governed exclusively by the Tax Matters Agreement, (ii) indemnification with respect to Third-Party Claims for infringement or misappropriation of Intellectual Property rights will be governed exclusively by the Intellectual Property Matters Agreement, and (iii) indemnification with respect to certain employee-related Liabilities will be governed by the Employee Matters Agreement. To the extent indemnification is not provided in such Ancillary Agreements, the terms of this Agreement will govern.
Section 6.5    Mutual Release of Pre-Distribution Claims.
(a)    Except as provided in Section 6.5(c), as of the Distribution Date, Manitowoc ParentCo does hereby, for itself and each other member of the Manitowoc ParentCo Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the Manitowoc ParentCo Group (in each case, in their respective capacities as such), release and forever discharge SpinCo, each member of the SpinCo Group and their respective Affiliates, successors and assigns, and all stockholders, directors, officers, agents or employees of SpinCo (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever to Manitowoc ParentCo, and each other member of the Manitowoc Foodservice Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the Manitowoc ParentCo Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Distribution Date, including in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and all other activities to implement the Separation and the Distribution.
(b)    Except as provided in Section 6.5(c), as of the Distribution Date, SpinCo does hereby, for itself and each other member of the SpinCo Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), release and forever discharge Manitowoc ParentCo, each member of the Manitowoc ParentCo Group and their respective Affiliates, successors and assigns, and all shareholders, directors, officers, agents or employees of any member of the Manitowoc ParentCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever to SpinCo and each other member of the SpinCo Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the SpinCo Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Distribution Date, including in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and all other activities to implement the Separation and the Distribution.
(c)    Nothing contained in Section 6.5(a) or (b) will impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in, or contemplated to continue pursuant to, this Agreement or any Ancillary Agreement. Without limiting the foregoing, nothing contained in Section 6.5(a) or (b) will release any Person from:
(i)    any Liability, contingent or otherwise, assumed, transferred, assigned or allocated such Person in accordance with this Agreement or any Ancillary Agreement;
(ii)    any Liability that such Person may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought against the parties by third Persons, which Liability will be governed by the provisions of Sections 6.1 through 6.4 and the applicable indemnification provisions of the Ancillary Agreements;
(iii)    any Liability arising under a written Contract entered into between a member of each Group prior to the Distribution Date relating to the commercial sale of products or provision of services between such entities (including for such purpose, their respective Affiliates);
(iv)    any indemnification obligation under such Person’s articles or certificate of incorporation or bylaws or equivalent organizational document; or
(v)    any Liability the release of which would result in the release of any third Person other than the Manitowoc ParentCo Indemnified Parties or the SpinCo Indemnified Parties.
(d)    Manitowoc ParentCo will not make, and will not permit any member of the Manitowoc ParentCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against SpinCo, any member of the SpinCo Group or any other Person released pursuant to Section 6.5(a), with respect to any Liabilities released pursuant to Section 6.5(a). SpinCo will not make, and will not permit any member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Manitowoc ParentCo, any other member of the Manitowoc ParentCo Group or any other Person released pursuant to Section 6.5(b), with respect to any Liabilities released pursuant to Section 6.5(b).
(e)    It is the intent of each of Manitowoc ParentCo and SpinCo by virtue of the provisions of this Section 6.5 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed at or before the Distribution Date between or among any member of the Manitowoc ParentCo Group, on the one hand, and any member of the SpinCo Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between any such members at or before the Distribution Date), except as expressly set forth in Section 6.5(c). At any time, at the reasonable request of a party, the other party will cause each member of its Group to execute and deliver releases reflecting the provisions hereof.
ARTICLE 7
MISCELLANEOUS
Section 7.1    Governing Law. The internal laws of the State of Wisconsin (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and, unless expressly provided therein, each Ancillary Agreement, and each of the exhibits and schedules hereto and thereto (whether arising in contract, tort, equity or otherwise).
Section 7.2    Jurisdiction. If any Dispute arises out of or in connection with this Agreement or any Ancillary Agreement, except as expressly contemplated by another provision of this Agreement or any Ancillary Agreement, the parties irrevocably (a) consent and submit to the co-exclusive jurisdiction of federal and state courts located in Wisconsin and in Florida, (b) waive any objection to that choice of forum in Wisconsin or in Florida based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.
Section 7.3    Dispute Resolution.
(a)    Amicable Resolution. Manitowoc ParentCo and SpinCo mutually desire that friendly collaboration will continue between them. Accordingly, they will try, and they will cause their respective officers, directors, employees and other Group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement or any Ancillary Agreement, including any amendments hereto or thereto. In furtherance thereof, in the event of any dispute or disagreement (a “Dispute”) between any Manitowoc ParentCo Group Member and any SpinCo Group member as to the interpretation of any provision of this Agreement or any Ancillary Agreement executed in connection herewith or therewith (or the performance of obligations hereunder or thereunder), then unless otherwise provided in any Ancillary Agreement, the matter, upon written request of either party, will be referred for resolution to a steering committee established on the Distribution Date pursuant to this Section 7.3(a) (the “Dispute Resolution Committee”). The Dispute Resolution Committee will have four members, two of whom will be appointed by Manitowoc ParentCo and two of whom will be appointed by SpinCo. Each of Manitowoc ParentCo and SpinCo will use its good faith efforts to avoid replacing the initial members of the Dispute Resolution Committee for the first year after the Effective Date. Thereafter, Manitowoc ParentCo and SpinCo will, to the extent practicable, honor the other party’s reasonable objections to any replacements of Dispute Resolution Committee members. While any person is serving as a member of the Dispute Resolution Committee, such person may not designate any substitute or proxy for purposes of attending or voting at a Dispute Resolution Committee meeting. The Dispute Resolution Committee will make a good faith effort to promptly resolve all Disputes referred to it. Dispute Resolution Committee decisions made with the consent of at least three members, including at least one SpinCo member and at least one Manitowoc ParentCo member, will be binding on Manitowoc ParentCo and SpinCo and their respective Group members. If the Dispute Resolution Committee does not agree to a resolution of a Dispute within 30 days after the referral of the matter to it, each of Manitowoc ParentCo and SpinCo will be free to exercise the remedies available to it under applicable law, subject to Section 7.3(b). Notwithstanding anything to the contrary in this Article 7, any amendment to the terms of this Agreement or any Ancillary Agreement may only be effected in accordance with Section 7.10.
(b)    Mediation and Alternate Dispute Resolution. In the event any Dispute cannot be resolved in a friendly manner as set forth in Section 7.3(a), the parties intend that such Dispute be resolved by mediation (or some other mutually agreed upon alternative dispute resolution process (“ADR”)).  If the Dispute Resolution Committee is unable to resolve the Dispute as contemplated by Section 7.3(a), either Manitowoc ParentCo or SpinCo may demand mediation of the Dispute by written notice to the other in which case the two parties will select a mediator within ten (10) days after the demand.  Neither party may unreasonably withhold consent to the selection of the mediator.  The use of any ADR procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party.  Each of Manitowoc ParentCo and SpinCo will bear its own costs of mediation or other form of ADR, but both parties will equally share the costs of the mediator (or other neutral).
(c)    Non-Exclusive Remedy. Nothing in this Section 7.3 will prevent either Manitowoc ParentCo or SpinCo from commencing formal litigation proceedings in any state or federal court in Wisconsin, which the parties hereby agree have jurisdiction over the parties and any disputes relating to this Agreement or seeking injunctive or similar relief if (i) the Dispute has not been resolved within 45 days after commencement of the applicable ADR process or (ii) any delay resulting from efforts to mediate such Dispute or otherwise resolve the dispute amicably or consensually could result in serious and irreparable injury to either Manitowoc ParentCo or SpinCo or any member of either Group.
(d)    Commencement of Dispute Resolution Procedure. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, Manitowoc ParentCo and SpinCo are the only members of their respective Groups entitled to commence a dispute resolution procedure under this Agreement, whether pursuant to Section 6.3(c), this Section 7.3 or otherwise, and each such party will cause its respective Group members not to commence any dispute resolution procedure other than through such party as provided in this Section 7.3.
Section 7.4    Notices. Each party giving any notice required or permitted under this Agreement or any Ancillary Agreement will give the notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Section 7.4 as follows: (a) personal delivery; (b) facsimile or telecopy transmission with a reasonable method of confirming transmission; (c) commercial overnight courier with a reasonable method of confirming delivery; or (d) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a party is effective for purposes of this Agreement or any Ancillary Agreement only if given as provided in this Section 7.4(a) and will be deemed given on the date that the intended addressee actually receives the notice.
(a)    If to Manitowoc ParentCo:
The Manitowoc Company, Inc.
2400 South 44th Street
Manitowoc, Wisconsin 54220
United States of America

Attention: General Counsel
Facsimile: (920) 652-9777

(b)    If to SpinCo:
Manitowoc Foodservice, Inc.
2227 Welbilt Boulevard
New Port Richey, Florida 34655
United States of America
Attention: General Counsel
Facsimile: (727) 569-1271

Section 7.5    Binding Effect and Assignment. This Agreement and each Ancillary Agreement bind and benefit the parties and their respective successors and assigns. No party may assign any of its rights or delegate any of its obligations under this Agreement or any Ancillary Agreement without the written consent of the other party which consent may be withheld in such other party’s sole and absolute discretion, and any assignment or attempted assignment in violation of the foregoing will be null and void.
Section 7.6    Severability. If any provision of this Agreement or any Ancillary Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement or such Ancillary Agreement, as the case may be, will remain in full force, if the essential terms and conditions of this Agreement or such Ancillary Agreement, as the case may be, for each party remain valid, binding and enforceable.
Section 7.7    Entire Agreement. This Agreement, together with the Ancillary Agreements and each of the exhibits and schedules appended hereto and thereto, constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties’ agreement on the matters contained herein and therein. All prior and contemporaneous negotiations and agreements among the parties with respect to the matters contained herein and therein are superseded by this Agreement and the Ancillary Agreements, as applicable. In the event of any conflict between (a) any provision in this Agreement, on the one hand, and (b) any specific provision in the Employee Matters Agreement, Intellectual Property Matters Agreement or the Tax Matters Agreement, on the other hand, pertaining to the subject matter of any such Agreement, the specific provisions in the Employee Matters Agreement, Intellectual Property Matters Agreement or the Tax Matters Agreement, as the case may be, will control over the provisions in this Agreement, as applicable.
Section 7.8    Counterparts. The parties may execute this Agreement and any Ancillary Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. The signatures of the parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.
Section 7.9    Expenses; Interest Payment. Except as expressly set forth in this Agreement or in any Ancillary Agreement or as agreed by the parties hereto, (a) prior to the Distribution, (i) all fees, costs and expenses incurred by SpinCo related to any financing transactions, including the issuance of indebtedness, undertaken by SpinCo in connection with the Separation and Distribution, as well as any other fees, costs or expenses specifically incurred by SpinCo, shall be borne by SpinCo, and (ii) all other fees, costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement and any other Ancillary Agreement, and with the consummation of the transactions contemplated hereby and thereby, shall be borne by Manitowoc ParentCo; and (b) following the Distribution, all fees, costs and expenses will be borne by the party incurring such fees, costs or expenses. To the extent that any amounts required to be paid under this Agreement or any Ancillary Agreement by any party is not timely paid pursuant to the terms of this Agreement or such Ancillary Agreement, such outstanding amount will bear interest at a per annum rate equal to the three month LIBOR, fixing such rate as of the date such payment was due (the “Due Date”) or, if a holiday, the previous business day, plus four percent (4%). Interest will be calculated based on a 365-day year and the actual number of days elapsed from the Due Date. Notwithstanding the foregoing, to the extent any Ancillary Agreement specifically provides for a default interest rate, the terms of such Ancillary Agreement shall prevail. All payments required to be paid under this Agreement or any Ancillary Agreement shall be made in United States Dollars, and all interest on amounts not timely paid shall accrue in United States Dollars.
Section 7.10    Amendment. The parties may amend this Agreement or any Ancillary Agreement only by a written agreement signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement or such Ancillary Agreement, as applicable.
Section 7.11    Waiver. The parties may waive a provision of this Agreement or an Ancillary Agreement only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated and may not be construed as a waiver of any subsequent instance or occurrence of the same matter. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement or any Ancillary Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.
Section 7.12    Authority. Each party represents to the other party that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement and each of the Ancillary Agreements to which it is a party, (b) the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a party have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement and each of the Ancillary Agreements to which it is a party, and (d) this Agreement and each of the Ancillary Agreements to which it is a party is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 7.13    Construction of Agreement.
(a)    Where this Agreement or any Ancillary Agreement states that a party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement or such Ancillary Agreement, as applicable.
(b)    The captions, titles and headings, and table of contents, included in this Agreement and the Ancillary Agreements are for convenience only, and do not affect this Agreement’s or such Ancillary Agreements’ construction or interpretation. When a reference is made in this Agreement or any Ancillary Agreement to an Article or a Section, exhibit or schedule, such reference will be to an Article or Section of, or an exhibit or schedule to, this Agreement unless otherwise indicated.
(c)    The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.
(d)    Any reference in this Agreement or any Ancillary Agreement to the singular includes the plural where appropriate. Any reference in this Agreement or any Ancillary Agreement to the masculine, feminine or neuter gender includes the other genders where appropriate. For purposes of this Agreement, after the Effective Date, the Foodservice Business will be deemed to be the business of SpinCo.
(e)    This Agreement is not to be construed for or against any party based on which party drafted any of the provisions of this Agreement. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.
(f)    Unless otherwise expressly specified in an Ancillary Agreement, all references in this Agreement or any Ancillary Agreement to “dollars” or “$” means United States Dollars.
(g)    Any reference in this Agreement or any Ancillary Agreement to a “member” of a Group or Group “members” means a party to this Agreement or another Person referred to in the definition of the SpinCo Group or Manitowoc ParentCo Group, as applicable.
(h)    This Agreement and the Ancillary Agreements are for the sole benefit of the parties hereto and, except for the indemnification rights of the Manitowoc ParentCo Indemnified Parties and the SpinCo Indemnified Parties under this Agreement or as expressly provided in any Ancillary Agreement, do not, and are not intended to, confer any rights or remedies in favor of any Person (including any employee or shareholder of Manitowoc ParentCo or employee or stockholder of SpinCo) other than the parties signing this Agreement.
Section 7.14    Termination.
(a)    This Agreement and any Ancillary Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Manitowoc ParentCo Board without the approval of any Person, including SpinCo, in which case no party will have any liability of any kind to any other party by reason of this Agreement. After the

Distribution Date, this Agreement may not be terminated except by an agreement in writing signed by each of the parties to this Agreement.
(b)    The obligations of the parties under Article 3 (including the obligation to pursue or effect the Distribution) may be terminated by Manitowoc ParentCo if, at any time after the Effective Date, Manitowoc ParentCo determines, in its sole and absolute discretion, that the Distribution would not be in the best interests of Manitowoc ParentCo or its shareholders.
Section 7.15    Limitation on Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE CONTRARY, IN NO EVENT WILL ANY PARTY OR ANY OF ITS GROUP MEMBERS BE LIABLE UNDER ANY CIRCUMSTANCES OR LEGAL THEORY FOR DAMAGES RELATED TO INCONVENIENCE, DOWNTIME, INTEREST, COST OF CAPITAL, FRUSTRATION OF ECONOMIC OR BUSINESS EXPECTATIONS, LOST PROFITS, LOST REVENUES, LOST SAVINGS, LOSS OF USE, TIME, DATA, OR GOOD WILL, OR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, COLLATERAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER SUCH LOSSES ARE FORESEEABLE; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY DAMAGES RELATED TO INCONVENIENCE, DOWNTIME, INTEREST, COST OF CAPITAL, FRUSTRATION OF ECONOMIC OR BUSINESS EXPECTATIONS, LOST PROFITS, LOST REVENUES, LOST SAVINGS, LOSS OF USE, TIME, DATA, OR GOOD WILL, OR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, COLLATERAL OR CONSEQUENTIAL DAMAGES, TO A PERSON WHO IS NOT A MEMBER OF ANY GROUP IN CONNECTION WITH A THIRD-PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES FOR THE PURPOSES OF THIS AGREEMENT NOT SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 7.15. THIS SECTION SURVIVES THE TERMINATION OR EXPIRATION OF THIS AGREEMENT.
[Signature page follows]

IN WITNESS WHEREOF, each party has caused this Master Separation and Distribution Agreement to be executed on its behalf by a duly authorized officer effective as of the date first set forth above
MANITOWOC PARENTCO:

THE MANITOWOC COMPANY, INC.

By:
Name:
Title:

SPINCO:

MANITOWOC FOODSERVICE, INC.

By:
Name:
Title: